        UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Delaware		20-5068091
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

MIT HOLDING, INC.
(Name of small business issuer as specified in its charter)

37 West Fairmont Ave., Suite 202, Savannah, GA 31406
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

William C. Parker
37 West Fairmont Ave., Suite 202, Savannah, GA 31406
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Steven W. Schuster, Esq.
McLaughlin & Stern, LLP
260 Madison Avenue, 18th Floor
New York, New York 10016
Telephone (212) 448-1100
Facsimile (212) 448-0066

Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED		PROPOSED MAXIMUM OFFERING PRICE PER SHARE		PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $.000001 par value	21,805,499	(1)	$2.67	(2)	$58,220,682.33	$1,787.37

(1)            Consisting of shares of common stock and common stock issuable upon exercise of certain warrants and convertible preferred stock held by the selling security holders.

(2)            Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the closing price reported for the registrant's common stock as reported on the OTC Electronic Bulletin Board on June 25, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 2, 2007

MIT HOLDING, INC.

21,805,499 Shares of Common Stock

This prospectus relates to the offer and sale of shares of MIT Holding, Inc.'s common stock by the selling stockholders listed on page 34. The shares being registered hereby include:

(a)	2,327,779 shares of common stock presently issued and outstanding;

(b)	9,738,860 shares of common stock issuable upon conversion of 4,869.39 shares of our Series A Preferred Stock; and

(c)	9,738,860 shares of common stock issuable upon exercise of 4,869.39 warrants.

The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions. We will not receive any of the proceeds from the sale of the 21,805,499 shares by the selling stockholders. We have agreed to pay the expenses in connection with the registration of these shares. However, if all of the common stock underlying the warrants being registered are exercised for cash, we will receive a maximum gross proceeds of $7,304,145, of which eight percent (8%) is payable upon conversion of the warrants as a solicitation commission to Meyers Associates, LP, which acted as our financial advisor. Assuming exercise of all 9,738,860 warrants at $0.75 per share, the Company will collect net proceeds in the amount of $6,719,813.40, after paying such solicitation commission to Meyers Associates, LP. We will utilize the proceeds from the exercise of the warrants for working capital purposes.

This prospectus relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus. The selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, which we refer to as the “Securities Act.” We have agreed to indemnify the selling shareholders.

Our common stock is quoted on the OTC Electronic Bulletin Board of the National Association of Securities Dealers under the trading symbol “MITD.OB”. On June 25, 2007, the closing price of our common stock was $2.67 per share.

Purchasing our common stock involves risks. You should only purchase our common stock if you can afford a complete loss of your investment. AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN “RISK FACTORS” BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission, which we refer to as the “SEC,” nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 2, 2007.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

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TABLE OF CONTENTS

Prospectus Summary	1
Forward-Looking Statements	3
The Offering	4
Risk Factors	5
Summary Consolidated Financial Information	11
Description Of Business	13
Recent Financings	21
Management’s Discussion And Analysis Of Financial Condition and Results of Operations	22
Use of Proceeds	29
Market For Common Equity And Related Stockholder Matters	29
Executive Compensation	30
Changes In and Disagreements With Accountants On Accounting	34
Determination Of Offering Price	34
Selling Security Holders	35
Plan of Distribution	38
Legal Proceedings	41
Directors, Executive Officers, Promoters And Control Persons	42
Security Ownership of Certain Beneficial Owners And Management	45
Certain Relationships And Related Transactions	46
Description Of Securities	47
Interest Of Named Experts and Counsel	49
Financial Statements	F-1
Indemnification of Directors and Officers	II-1
Other Expenses Of Issuance and Distribution	II-2
Recent Sales Of Unregistered Securities	II-2
Exhibits	II-6
Undertakings	II-7
Where You Can Find More Information About Us	II-8

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PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and consolidated financial statements and related notes thereto appearing elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. To understand this prospectus fully, you should read the entire prospectus, including the documents incorporated by reference in this prospectus, before you invest in our common stock. Unless otherwise indicated, “we,” “us,” “our” and similar terms, as well as references to the “company” and “MIT,” refer to MIT Holding, Inc. and its subsidiaries and not to the selling stockholders.

Overview

Through its wholly-owned subsidiaries, MIT distributes wholesale drugs, administers intravenous infusions, operates ambulatory centers where therapies are administered and sells and rents home medical equipment. MIT is based in Savannah, Georgia and operates ambulatory care centers in Savannah and Brunswick, Georgia.

MIT’s growth has primarily resulted from its focus on its wholesale drug trading division, which for the years ended December 31, 2005 and December 31, 2006 accounted for 65% and 74% of its revenues, respectively. MIT’s plans for future growth are based upon increasing sales in MIT’s wholesale drug trading division, particularly outside the United States.

MIT believes that it is well-positioned in size and market breadth to grow its wholesale distribution business in Latin and South American countries. MIT is establishing relationships with government agencies and distributors in such countries in order to import pharmaceuticals. MIT has utilized its knowledge of the industry to initiate governmental contacts to obtain the necessary approvals to import pharmaceutical products into the Dominican Republic, Haiti, Costa Rica, the Bahamas, Argentina and Brazil. MIT has applied for an import license for the Dominican Republic for Gamma Globulin kits to fill existing purchase orders but has not yet received any import licenses

MIT has a relationship with its supplier in India and is establishing relationships with other international suppliers which it believes will enable it to meet the Company’s anticipated wholesale trading requirements in Latin and South America. However, many of these manufacturers are the only source of each specific pharmaceutical that MIT intends supplies.

MIT’s domestic wholesale drug distribution is conducted through Medical Infusion Technologies, Inc., which sells drugs solely in the United States to other wholesale distributors. MIT distributes a wide variety of nationally known intravenous drugs from pharmaceutical producers. MIT plans to form a subsidiary to distribute drugs to outside of the United States and another subsidiary for sales to institutions, such as hospitals and nursing homes. MIT believes that its 15 years of experience with infusion therapies is particularly important in dealing with many products and engaging in wholesale distribution of these intravenous drugs.

MIT provides infusion pharmacy services through its pharmacy in Savannah, Georgia. The pharmacy maintains a narcotics license from the Drug Enforcement Agency, and can dispense infusible and non-infusible prescription drugs to treat a wide range of chronic and acute health conditions. Many infusion therapies cost over $10,000 per patient per year. These pharmaceuticals may require refrigeration during shipping as well as special handling to prevent potency degradation. Patients receiving treatment usually require special counseling and education regarding their condition and treatment. Retail pharmacies and other traditional distributors generally are designed to carry inventories of low cost, high volume products and are not generally equipped to handle the high cost, low volume specialty pharmaceuticals that have specialized handling and administration requirements. As a result, these specialty pharmaceuticals are generally provided by pharmacies such as MIT’s which focus primarily on filling, labeling and delivering injectible pharmaceuticals and related support services.

The home medical equipment division carries a wide variety of durable medical equipment and supplies for purchase or lease. The division maintains inventory or can rapidly obtain a wide variety of home medical equipment products to match almost any request, from electric wheelchairs to nebulizers. Approximately 95% of MIT’s business in 2006 related to home medical equipment was from physician referrals.

Our shares are deemed to be a "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Act of 1934. Brokers/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is suitable for a prospective investor.

Recent Merger

Our company was formerly known as Convention All Holdings, Inc. and, until May 2, 2007, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (17 CFR 240.12b-2). On May 2, 2007, we acquired a 100% ownership interest in MIT Holding, Inc. through a merger of MIT Holding, Inc. (“MIT”) with and into MIT CVAH Acquisition Corp, our newly formed Delaware corporation and wholly-owned subsidiary, in exchange for 32,886,779 shares of our common stock (the "Merger"). Immediately prior to the effectiveness of the Merger, we had 10,000,000 shares of common stock issued and outstanding, all of which are remain freely tradable. Simultaneously with the Merger, the company formerly known as MIT Holding, Inc. changed its name to Medical Infusion Group, Inc., and we changed our name to MIT Holding, Inc. As a result of the Merger, we now own 100% of Medical Infusion Group, Inc., which, in turn, continues to own 100% of the issued and outstanding shares of capital stock of MIT Ambulatory Care Center, Inc., a Georgia corporation ("Ambulatory") and Medical Infusion Technologies, Inc., a Georgia corporation (“Infusion”).

Principal Office

Our principal executive offices are located at 37 West Fairmont Ave., Suite 202, Savannah, GA 31406. Our telephone number is (912) 925-1905.

FORWARD-LOOKING STATEMENTS

Some of the information contained in this prospectus forward-looking statements (as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities and Exchange Act of 1934 the “Exchange Act”), which mean that they relate to events or transactions that have not yet occurred, our expectations or estimates for our future operations, our growth strategies or business plans or other facts that have not yet occurred. These statements can be identified by the use of forward-looking terminology such as “might,” “may,” “could,” “expect,” “anticipate,” “estimate,” “likely,” “intend,” “believe,” or “continue” or the negative thereof or other variations thereon or comparable terminology. The above risk factors contain discussions of important factors that should be considered by prospective investors for their potential impact on forward-looking statements included in this prospectus. These important factors, among others, may cause actual results to differ materially and adversely from the results expressed or implied by the forward-looking statements. We caution investors that these discussions of important risks and uncertainties are not exclusive, and our business may be subject to other risks and uncertainties which are not detailed there.

Investors are cautioned not to place undue reliance on our forward-looking statements. We make forward-looking statements as of the date on which Prospectus is filed with the SEC, and we assume no obligation to update the forward-looking statements after the date hereof whether as a result of new information or events, changed circumstances, or otherwise, except as required by law.

THE OFFERING

SECURITIES OFFERED
21,805,499 shares of common stock, $.000001 par value per share, of which 9,738,860 shares are issuable upon conversion of 4,869.4 shares of our Series A Preferred Stock, and 9,738,860 shares are issuable upon exercise of 4,869.4 warrants held by 66 stockholders (collectively, the “selling stockholders”)

COMMON STOCK OUTSTANDING BEFORE THE OFFERING
43,612,602 shares of common stock, $ .000001 par value, issued and outstanding as of June 15, 2007. This figure excludes: (i) 4234.4 shares of our Series A Preferred Stock convertible into 8,468,800 shares of common stock; (ii) warrants to purchase an aggregate 8,468,800 shares of common stock; (iii)  options to purchase 600,000 shares of common stock; and (iv) Meyers Associates, LP’s option to purchase 635 shares of Series A Preferred Stock convertible into an aggregate 1,270,000 shares of common stock and 635 warrants which may be exercised for up to 1,270,000 shares of common stock.

OFFERING PRICE	Determined at prices related to the prevailing price of our common stock at the time of sale by the selling stockholders.

USE OF PROCEEDS	We will not receive any proceeds from the sale of the common stock by the selling stockholders. Please see the section of this prospectus entitled “Use of Proceeds” for more information.

DIVIDEND POLICY	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.

OTC BULLETIN BOARD SYMBOL	MITD.OB

RISK FACTORS

Before you purchase our securities, you should carefully consider the risks described below and the other information contained in this prospectus, including our financial statements and related notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the adverse events described in this “Risk Factors” section actually occurs, our business, results of operations and financial condition could be materially adversely affected and you might lose all or part of your investment.

 We rely heavily on reimbursements from Medicare and Medicaid.

For the fiscal year ended December 31, 2005 and December 31, 2006, over 70% and 73%, respectively, of our ambulatory and infusion revenue came from reimbursement by federal and state programs such as Medicare and Medicaid. Reimbursement from these and other government programs is subject to statutory and regulatory requirements, administrative rulings, interpretations of policy, implementation of reimbursement procedures, retroactive payment adjustments, governmental funding restrictions and changes to, or new legislation, all of which may materially affect the amount and timing of reimbursement payments to us. Changes to the way Medicare pays for our services may reduce our revenue and profitability on services provided to Medicare patients and increases our working capital requirements.

In addition, we are sensitive to possible changes in state Medicaid programs as we do business with a number of state Medicaid providers. Budgetary concerns in many states have resulted in and may continue to result in, reductions to Medicaid reimbursement as well as delays in payment of outstanding claims. Any reductions to, or delays in collecting amounts reimbursable by state Medicaid programs for our products or services, or changes in regulations governing such reimbursements, could cause our revenue and profitability to decline and increase our working capital requirements.

Our expansion strategy is unproven and risky.

Our business strategy is to expand the sales of our products and services overseas. Our ability to implement its plans will depend primarily on the ability to attract clients, the continued manufacture of key intravenous products and the availability of qualified and cost effective sales personnel. There are no firm agreements for employment of additional marketing personnel, and there can be no assurance that any of the expansion factors will be satisfied or that we will be able to establish additional favorable relationships for the purchase, marketing and sales of its products and/or services. There can be no assurance, assuming we could hire the appropriate marketing personnel and ultimately establish additional merchandising relationships, when such events might occur or to what extent.

MIT has only a short history of intravenous drug therapy distribution abroad.

Since inception, MIT has been focused on domestic distribution of intravenous therapies. We intend to use a significant portion of the proceeds from MIT’s 2007 private placement of Series A Preferred Stock and warrants (the “2007 Private Placement”) to engage in the wholesale distribution of pharmaceutical products overseas. MIT has engaged in negotiations with foreign institutional healthcare providers, governments and distributors and has received only two purchase orders to supply any foreign entity with any products or services, and these purchase orders were recently attained and their fulfillment remains subject to various facts, including obtaining financing to purchase supplies, of which their can be no assurance. The inability to obtain such financing will adversely affect our business unless the proceeds of the Private Placement are sufficient.

Distributing drugs overseas is a heavily regulated industry, and we will be subject to both domestic and foreign governmental regulatory schemes and may be required to rely on a limited number of distributors in each foreign country in which it will sell products and may be required to obtain registrations in each country to import product. We have no significant experience complying with the legal systems of countries other than the United States. We will be dependent on our relationships with foreign distributors, suppliers, purchasers and government agencies and enforcement of our rights in foreign courts, particularly in less developed countries, is uncertain. Such compliance will be time consuming and expensive, and is expected to require hiring legal and/or business advisers who are specialists in such transactions. Changes in foreign statues and regulations could adversely affect our operations. Achieving significant revenues denominated in foreign currencies would also subject our financial results to the risk of foreign exchange fluctuations.

Our growth is dependent on certain key agreements that are not yet in place and the fulfillment of two recent purchase orders.

We are negotiating with a foreign pharmaceutical manufacturer with respect to the right to distribute Polygam, a popular IVIG product, and other IVIG products to Caribbean and Latin American countries. We cannot assure you that we will enter into a definitive agreement to distribute these products overseas. Our failure to enter this or a similar distribution and manufacturing rights agreement and obtain financing to deliver products under such agreements would have a material negative impact on MIT’s revenues and targeted growth.

In February 2007, MIT received two purchase orders from distributors in the Dominican Republic, each for $3,150,000 of pharmaceutical kits and a 12-month contract from the same two distributors for the supply of kits commencing April 1, 2007 that provide for minimum purchases in the aggregate of $2,250,000 per month and maximum purchases of $6,750,000 per month. With respect to the February orders, we have shipped approximately $2,000,000 in kits and $190,000 in IVIG. We are seeking financing for the balance of these orders and there is no assurance that financing can be obtained on acceptable terms. We have been advised that the delivery date will be extended, but there can be no assurance that we can obtain such extension. . There can be no assurance that the products will be sold in accordance with the terms of the purchase orders, if at all. Our failure to fill these purchase orders or the failure of any of the parties to these purchase orders or MIT’s suppliers to perform their respective obligations, including but not limited to obtaining financing or acting on a timely basis, would have a material negative impact on our revenues and targeted growth.

Our revenues are subject to fluctuations which may adversely affect our business

MIT’s revenues increased from $7.8 million in 2004 to $16.1million in 2005 and declined to $13.0 million in 2006. We believe that the decline in revenues in 2006 resulted from increased overhead expenses made in anticipation of expanding its operations upon the completion of additional financing which did not occur in 2006. Such additional overhead expenses and the lack of anticipated financing detracted from funds that would have been otherwise available to purchase products for wholesale distribution. There can be no assurance that there will not be adverse fluctuations in our revenues to the detriment of its expansion and operations.

Our accounts receivable are subject to an agreement with Northern Healthcare Capital, LLC.

In April 2007, MIT and Northern Healthcare Capital, LLC (“Northern”) entered into a revolving line of credit to replace the receivable purchase agreement. The initial facility amount is $2,000,000, with the facility increasing in increments of $400,000 at such time as MIT’s outstanding balance exceeds 85% of the then existing amount outstanding under the facility. This credit agreement with Northern is personally guaranteed by Mr. Parker. This agreement a purchase agreement with Northern executed in May 2005 whereby Northern purchased from MIT the rights to all our accounts receivable. Over 95% of our revenues are subject to the agreement with Northern. We are dependent on our agreement with Northern and there can be no assurance that we could obtain alternate financing on terms as favorable to us.

MIT experiences seasonal liquidity.

MIT has historically experienced seasonal liquidity due to the natural cycle of demand for our wholesale pharmaceutical products, and we expect this seasonal fluctuation in liquidity to continue. MIT historically experienced decreases in revenue in the first half of the year compared to the second half. Lesser cash flow could adversely affect MIT’s liquidity and funds available for operations.

The loss of Mr. Parker could adversely affect our operations.

Our success depends upon the availability and performance of our key employees, such as President, William C. Parker, MIT’s founder. We intend to purchase “key person” insurance for Mr. Parker for coverage in the amount of at least $1,000,000. However, MIT does not currently have such insurance, and it may not be able to obtain such insurance on favorable terms, at all. The loss of Mr. Parker’s services could have a material adverse effect upon our business and results of operations.

We are highly dependent on reimbursement from non-governmental third party payors.

We are highly dependent on reimbursement from a managed care organizations and other non-governmental third party payors. For the fiscal years ended December 31, 2005 and December 31, 2006, approximately 25% of our revenue came from managed care organizations and other non-governmental payors, including self-pay patients. Many payors seek to limit the number of providers that supply pharmaceuticals to their enrollees in order to build volume that justifies their discounted pricing. From time to time, payors with whom we have relationships require that we bid against our competitors to keep their business. As a result of such bidding process, we may not be retained, and even if we are retained, the prices at which we are able to retain the business may be less than what we sought. The loss of a payor relationship could significantly reduce the number of patients we serve and have a material adverse effect on our revenue and net income, and a reduction in pricing could reduce our gross margins and our net income.

We are subject to numerous governmental regulations, including healthcare reform laws.

Non-compliance with laws and regulations applicable to MIT’s business and future changes in those laws and regulations could have a material adverse effect on MIT. MIT’s operations are subject to stringent laws and regulations at both the federal and state levels, requiring compliance with burdensome and complex billing, substantiation and record-keeping requirements. Financial relationships between MIT and physicians, nurses, and other referral sources are also subject to strict limitations.

In addition, strict licensing and safety requirements apply to the provision of services, pharmaceuticals and equipment. Violations of these laws and regulations could subject MIT to severe fines, facility shutdowns and possible exclusion from participation in federal healthcare programs such as Medicare and Medicaid. Government officials and the public will continue to debate healthcare reform. Changes in healthcare law, new interpretations of existing laws, or changes in payment methodology may have a dramatic effect on MIT’s business and results of operations.

MIT faces downward pricing pressures.

MIT believes that continued pressure to reduce healthcare costs could have a material adverse effect on MIT’s revenue. The current market continues to exert pressure on healthcare companies to reduce health care costs, resulting in reduced margins for home healthcare providers such as MIT. Larger group purchasing organizations and supplier groups exert additional pricing pressure on home healthcare providers. These include managed care organizations, which control an increasing portion of the healthcare economy.

MIT faces competition from other providers for its products and services.

The segment of the healthcare market in which MIT operates is highly competitive. In each of its service lines, there are a number of national providers and numerous regional and local providers. Other types of healthcare providers, including, individual hospitals and hospital systems, home health agencies and health maintenance organizations have entered, and may continue to enter the market to compete with MIT’s various service lines. Some of these competitors have access to significantly greater financial and marketing resources than MIT. This may increase pricing pressure and limit MIT’s ability to maintain or increase its market share.

MIT relies heavily on a single source product manufacturer and certain distributors.

We sell intravenous therapies that are supplied to us by a variety of manufacturers, many of which are the only source of that specific pharmaceutical. In order to have access to these therapies, and to be able to participate in the launch of new intravenous pharmaceuticals, we must maintain good working relationships with the manufacturers. Most of the manufacturers of the pharmaceuticals we sell have the right to cancel their supply contracts with us without cause and after giving only minimal notice. The loss of our relationship with one or more pharmaceutical distributors may reduce our revenue and profitability. In addition, IVIG, which is comprised of approximately eight products derived from numerous manufacturers and distributors accounted for approximately 55% and 62% of MIT’s revenues for the years ended December 31, 2005 and December 31, 2006, respectively. The loss of a key pharmaceutical manufacturer could have material adverse affect on our business. There can be no assurance that MIT will have access to adequate supplies on acceptable terms to meet its demands.

Quantities of our intravenous therapies are limited.

Certain of the intravenous therapies that we distribute have limited shelf life and some, such as blood products, are subject to supply shortages. There can be no assurance that we can obtain the supplies of products that we desire. In such event, the operations of our wholesale distribution business will be adversely affected.

Development of new products that compete with MIT’s product line could materially, adversely affect its financial condition.

The pharmaceutical distribution industry is highly competitive and characterized by changing client preferences and continuous introduction of new products and/or services. MIT believes that its future growth will depend, in part, on its ability to anticipate changes in client preferences and develop and introduce, in a timely manner, new products and/or services that adequately address such changes. There can be no assurance that MIT will be successful in developing, introducing and marketing new products and/or services on a timely and regular basis. If MIT is unable to introduce new products and/or services or if MIT’s new products and/or services are not successful, such events could have a material, adverse effect upon its business, operating results and financial condition.

Changes in state and federal government regulation could restrict our ability to conduct our business.

The marketing, sale and purchase of intravenous drug therapies, pharmaceuticals, other medical supplies and provision of healthcare services generally is extensively regulated by federal and state governments. Other aspects of our business are also subject to government regulation. We believe we are operating our business in compliance with applicable laws and regulations. The applicable regulatory framework is complex, and the laws are very broad in scope. Many of these laws remain open to interpretation and have not been addressed by substantive court decisions. Accordingly, we cannot provide any assurance that our interpretation would prevail or that one or more government agencies will not interpret them differently. Changes in the law or new interpretations of existing law can have a dramatic effect on what we can do, our cost of doing business and the amount of reimbursement we receive from governmental third party payors, such as Medicare and Medicaid. Also, we could be affected by interpretations of what the appropriate charges are under government programs.

Some of the healthcare laws and regulations that apply to our activities include:

•
The federal “Anti-Kickback Statute” prohibits individuals and entities from knowingly and willfully paying, offering, receiving, or soliciting money or anything else of value in order to induce the referral of patients or to induce a person to purchase, lease, order, arrange for, or recommend services or goods covered in whole or in part by Medicare, Medicaid, or other government healthcare programs. Although there are “safe harbors” under the Anti-Kickback Statute, some of our business arrangements and the services we provide may not fit within these safe harbors or a safe harbor may not exist that covers the arrangement. The Anti-Kickback Statute is an intent based statute and the failure of a business arrangement to satisfy all elements of a safe harbor will not necessarily render the arrangement illegal, but it may subject that arrangement to increased scrutiny by enforcement authorities. Violations of the Anti-Kickback Statute can lead to significant penalties, including criminal penalties, civil fines and exclusion from participation in Medicare and Medicaid.

•
The “Stark Law” prohibits physicians from making referrals to entities with which the physicians or their immediate family members have a “financial relationship” (i.e., an ownership, investment or compensation relationship) for the furnishing of certain Designated Health Services (DHS) that are reimbursable under Medicare. The Stark Law exempts certain business relationships which meet its exception requirements. However, unlike the Anti-Kickback Statute under which an activity may fall outside a safe harbor and still be lawful, a referral for DHS that does not fall within an exception is strictly prohibited by the Stark Law. A violation of the Stark Law is punishable by civil sanctions, including significant fines and exclusion from participation in Medicare and Medicaid.

•
The Health Insurance Portability and Accountability Act of 1996 (HIPAA) provides federal privacy protections for individually identifiable health information. Through the adoption of the Privacy Rule, HIPAA set national standards for the protection of health information for providers and others who transmit health information electronically. In addition to regulating privacy of individual health information, HIPAA includes several anti-fraud and abuse laws, extends criminal penalties to private health care benefit programs and, in addition to Medicare and Medicaid, to other federal health care programs, and expands the Office of Inspector General’s (OIG’s) authority to exclude persons and entities from participating in the Medicare and Medicaid programs.

•
MIT must obtain state certain licenses to operate and dispense pharmaceuticals. If we are unable to maintain our licenses or if states or the federal government place burdensome restrictions or limitations on pharmaceutical distributors, this could limit or affect our ability to operate in some states which could adversely impact our business and results of operations.

It is unlikely that MIT will pay dividends in the foreseeable future.

MIT has not paid cash dividends to its shareholders in the past, and there is no assurance that MIT will pay dividends in the future. MIT does not intend to declare or pay cash dividends in the foreseeable future. Earnings, if any, are expected to be retained to finance and expand its business.

We may be subject to liability for the services we offer and the products we sell.

We and other participants in the health care market are likely to continue to be subject to lawsuits based upon alleged malpractice, product liability, negligence or similar legal theories, many of which involve large claims and significant defense costs. A successful claim not covered by our professional liability insurance ($1,000,000 per occurrence) or substantially in excess of our general liability insurance ($1,000,000 per occurrence) coverage could cause us to pay out a substantial award, harming our financial condition and results of operations. In addition, we retain liability on claims up to the $500 - $1,000 amount of our deductibles, which generally are upwards of $2,000 per year for infusion per occurrence. Further, our insurance policy is subject to annual renewal and it may not be possible to obtain liability insurance in the future on acceptable terms, with adequate coverage against potential liabilities, or at all. Also, claims against us, regardless of their merit or eventual outcome, could be a serious distraction to management and could harm our reputation.

We are controlled by our principal shareholders and as a result you may not be able to exert meaningful influence on significant corporate decisions.

At present, our officers, directors and principal shareholders own approximately 54% of the issued and outstanding shares and Mr. Parker, our Chief Executive Officer, has the right to vote an additional 13.8% of the issued and outstanding shares of common stock until April 2009 and therefore have the ability to elect all of the members of the Board of Directors of the company. Mr. Parker, alone has the right to vote a majority of the outstanding shares of common stock. As such, control of the company will remain with the controlling shareholders who will continue to formulate business decisions and policy.

We are subject to price volatility due to our operations materially fluctuating, as a result, any quarter-to-quarter comparisons in our financial statements may not be meaningful and may also cause the price of our stock to fluctuate.

As a result of the evolving nature of the markets in which we compete, and the early stage in development of our business plan, our operating results have and may in the future, fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. Until we have developed and demonstrated uses for our services and technology which is accepted by a significant number of customers on a regular basis (through licensing or otherwise) our quarterly results of operations may fluctuate significantly which, in turn, may cause the price of our stock to fluctuate.

The selling stockholders intend to sell their shares of common stock in the public market, which sales may cause our stock price to decline.

The officers, directors and significant shareholders of the company (who currently comprise approximately 54% of our issued and outstanding stock) are subject to the provisions of various insider trading and rule 144 regulations. Also, officers and key employees are subject to restrictions on selling their shares of common stock without the consent of Meyers Associates L.P. our financial advisor in the recent private placements, until May 2, 2009 with respect to 24,270,760 shares of common stock. However,, the selling stockholders intend to sell in the public market up to 21,805,499 shares being registered in this offering. This amount compared to the total number of shares of common stock issued and outstanding could cause our stock price to decline.

MIT’s common stock is deemed to be a "penny stock," which may make it more difficult for investors to sell their shares due to suitability requirements

MIT’s common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a "recognized" national exchange; (iii) it is not quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Broker-dealer requirements may affect trading and liquidity of MIT’s common stock which may result in shareholders being unable to sell their shares.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

Potential investors in MIT’s common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of MIT’s common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Purchasers will incur dilution upon the purchase of shares of common stock
Upon the sale of the shares of common stock offered hereby, the investors in this offering will experience an immediate and substantial dilution in the net tangible book value of the common stock. Therefore, the investors in this offering will bear a substantial portion of the risk of loss. In addition, sales of securities of the Company in the future could result in further dilution.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

The selected statement of operations data for the years ending December 31, 2006 and 2005 and for the three months ended March 31, 2007 and 2006 and the following selected balance sheet data as of March 31, 2007 (unaudited) and December 31, 2006, are derived from our audited financial statements included elsewhere in this prospectus and have been audited by Drakeford & Drakeford, LLC. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto appearing elsewhere in the prospectus.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended
	December 31, 2006	December 31, 2005
Revenue	$12,980,219	$16,130,920

Cost of medical supplies	8,154,578	11,219,931

Gross profit	4,825,641	4,910,989

Operating Expenses
Salaries and payroll cost	2,636,157	1,816,310
Selling, general and administrative	1,911,761	1,778,108
Litigation settlement expense	0	750,000
Depreciation and amortization	28,755	24,549

Total operating expenses	4,576,673	4,368,967

Net income from operations	248,968	542,022

Other expenses-interest	93,869	20,307

Net income before income tax expense	155,099	521,715

Income tax expense	52,734	177,383

Net income	$102,365	$344,332

Basic and diluted earnings per common share	$.01	$.02

Weighted average shares outstanding, basic and diluted	18,835,770	17,695,760

MIT HOLDING, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	For the three months ended
	March 31, 2007	March 31, 2006
Revenue	$2,803,094	$3,927,041

Cost of medical supplies	1,479,023	2,923,756

Gross profit	1,324,071	1,003,285

Operating Expenses	971,150	912,074

Net income from operations	352,921	91,211

Other expenses-interest	12,299	13,960

Net income before income tax expense	340,622	77,251

Income tax expense	115,811	11,588

Net income	$224,811	$65,663

Basic and diluted earnings per common share	$.01	$.00

Weighted average shares outstanding, basic and diluted	26,401,779	17,695,760

The following proforma selected balance sheet data as of March 31, 2007 (unaudited) includes the balance of cash received subsequent to the date of the financial statements aggregating an additional $3,019,500.

Proforma As Adjusted for cashless Conversion of the Preferred Shares into 9,738,860 shares of common stock and the exercise of warrants into 9,738,860 shares of common stock at $0.75 per share aggregating $7,304,145 less $584,332 in commissions with net proceeds to MIT of $6,719,813.40.

	Conversion of Preferred shares Into shares of Common stock	Exercise of warrants into shares of common stock	As of March 31, 2007 Proforma As Adjusted
Balance Sheet Data
Cash and cash equivalents	$3,022,345	$3,022,345	$9,742,158
Working capital	$5,343,926	$5,343,926	12,063,739
Total Assets	$10,905,115	$10,905,115	17,624,928
Total Liabilities	$5,411,943	$5,411,943	5,411,943

Stockholders' Equity	$5,493,172	$269,080

DESCRIPTION OF BUSINESS

History

Our current name and business operations have been preceded by historical name changes and changes in our capitalization.

MIT Holding, Inc. Mergers with Convention All Holdings, Inc.

Our Company was formerly known as Convention All Holdings, Inc. and, until May 2, 2007, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (17 CFR 240.12b-2). On May 2, 2007, we through acquired a 100% ownership interest in MIT Holding, Inc. through a merger of MIT Holding, Inc. with and into MIT CVAH Acquisition Corp, a our newly formed Delaware corporation and wholly-owned subsidiary, in exchange for 32,886,779 shares of our common stock (the "Merger"). In addition, 9,738,860 shares of common stock of MIT are issuable to the holders of 6% Series A Convertible Preferred Stock (“Series A Preferred Stock”) upon conversion of the Series A Preferred and 9,738,860 shares of common stock are issuable to the holders of certain warrants issued in conjunction with the Series A Preferred Stock at an exercise price of $0.75 per share (the “Warrants”) issued in a private placement by MIT as of May 31, 2007. Simultaneously with the Merger, the company formerly known as MIT Holding, Inc. changed its name to Medical Infusion Group, Inc., and we changed our name to MIT Holding, Inc. As a result of the Merger, we now own 100% of Medical Infusion Group, Inc., which, in turn, continues to own 100% of the issued and outstanding shares of capital stock of MIT Ambulatory Care Center, Inc., a Georgia corporation ("Ambulatory") and Medical Infusion Technologies, Inc., a Georgia corporation (“Infusion”)

Effective May 2, 2007, upon the closing of the Merger, William C. Parker (“Mr. Parker”) was elected President and Chief Executive Officer, Arlene Wilhelm was elected Chief Operating Officer, John Sabia was elected Secretary and Controller and Brinson Clements was elected Vice President of Administration.

On April 26, 2007, Mr. Robert Rubin, formerly the sole director, amended our bylaws to allow for two or more members to be elected to the board. Effective upon the consummation of the Merger, Mr. Parker became the second member of the board of directors. On May 2, 2007, shareholders holding a majority of the outstanding shares of common stock of the company appointed Mr. Parker Chairman of the Board of Directors, and appointed Thomas Duncan, James Bagwell, Brinson Clements, John Sabia and Steven Schuster as members effective upon the consummation of the Merger.  Meyers Associates LLP, a financial adviser to MIT, has the right to nominate one member to the Board of Directors and has nominated Mr. Rubin. No other agreements exist among present or former controlling stockholders of Convention All Holdings, Inc. or present or former board members of MIT with respect to the election of the members of its board of directors, and to our knowledge, no other agreements exist which might result in a change of control of Convention Holdings.

In May 2007 we changed our ticker symbol on the OTC Bulletin Board to MITD.OB.

MIT Business and Operations

Overview

Through its subsidiaries, MIT distributes wholesale drugs, prepares intravenous medication for home infusion by the patient, operates ambulatory centers where intravenous infusions are administered and sells and rents home medical equipment. MIT is based in Savannah, Georgia and operates ambulatory care centers in Savannah and Brunswick, Georgia.

MIT’s growth has primarily resulted from its focus on its wholesale drug trading division which for the years ended December 31, 2005 and December 31, 2006 accounted for 65% and 74% of its revenues, respectively. MIT’s plans for future growth are based upon increasing sales in MIT’s international wholesale drug trading division. MIT plans to use a substantial portion of the proceeds of the Private Placement described below to finance the purchase and sale of pharmaceuticals in the Caribbean. Latin America and South America. There can be no assurance that MIT will be able to achieve these objectives.

Strategy

MIT’s strategy is to focus primarily on the domestic and international wholesale distribution of IVIG and other plasma based pharmaceuticals. Initially, MIT intends to focus its expansion efforts on the Caribbean, Latin and South America.

Growth Strategy

MIT believes that there is a significant sales opportunity in the Caribbean, Latin and South American markets, that these markets have not been serviced adequately by their current suppliers and distributors and that MIT can offer customers in Caribbean, Latin and South American countries better service and lower priced products than its competitors. MIT believes that it has several advantages over its potential competition in Caribbean, Latin and South American markets. MIT believes that these markets are too small for major pharmaceutical companies that would have the ability to offer a comparable high quality of service. In addition, MIT believes that the smaller companies do not have MIT’s experience in selling and handling plasma-based products to adequately service these markets or the relationships with suppliers.

MIT intends to sell products directly to private distributors and government agencies, including the military. MIT intends to enter into strategic relationships with companies in these markets in order to leverage its governmental relationships and the governmental relationships of its joint venture partners and distributors.

In addition, MIT will seek to increase its domestic wholesale distribution business by focusing its sales and marketing efforts on hospitals and other institutional purchasers.

Expansion Strategy

MIT’s expansion strategy is based upon selling its products in new markets. MIT is exploring entering the European and Far East markets. However, MIT does not anticipate entering into the European and Far East markets until 2008 if at all. In the event that MIT enters such markets, MIT believes that it will need additional financing. There can be no assurance that MIT will enter into the European and Far East markets or that it can obtain additional financing on favorable terms, if at all.

International Wholesale Distribution

General

MIT believes that it is well-positioned in size and market breadth to grow its wholesale distribution business in Latin and South American countries. MIT is establishing relationships with government agencies and distributors in such countries in order to import pharmaceuticals. MIT has utilized its knowledge of the industry to initiate governmental contacts to obtain the necessary approvals to import pharmaceutical products into the Dominican Republic, Haiti, Costa Rica, Brazil, the Bahamas, Argentina and Brazil. MIT has applied for an import license for the Dominican Republic for Gamma Globulin kits to fill existing purchase orders but has not yet received any import licenses. MIT also believes that there is a significant shortage of IVIG in many of these Latin and South America countries. Mr. Howard Shindell, a consultant to MIT since 2004 with extensive experience in finance and business development, advises MIT with respect to international sales and facilitates the wholesale international business for MIT through contacts with customers and suppliers.

In February 2007, MIT received two purchase orders from distributors in the Dominican Republic. Each is for 700,000 pharmaceutical kits and IVIG for an aggregate sale price of $3,150,000. Each kit consists of a disposable syringe and 250 International Units (I.U.) of gamma globulin antitetenus. In addition, MIT has received from the same two distributors a 12 month contract for the supply of a kits commencing April 1, 2007 that provide for minimum purchases in the aggregate of $2,250,000 per month and maximum purchases of $6,750,000 per month. Purchases under this contract will equate to annualized revenue of between approximately $27,000,000 and $81,000,000. In March 2007, MIT executed a purchase order with a supplier in India to purchase 1,400,000 kits.. With respect to the February purchase orders, we have shipped approximately $2,000,000 in kits and $190,000 in IVIG. We are seeking financing for the balance of these orders. We have been advised that the delivery date will be extended, but there can be no assuance that we can obtain such extension. The supplier and the customers are new relationships for MIT and there can be no assurance that the products will be sold in accordance with the purchase orders.

MIT has also been negotiating with other international governments and distributors, covering a wide array of pharmaceutical products and services. However, there can be no assurance that these transactions will occur on terms favorable to MIT, or at all.

Registration of Products for Sale Internationally

In order to sell pharmaceuticals internationally, MIT must register the pharmaceuticals that it intends to import into each country. MIT is registering Gamma Globulin kits and IVIG (Polygam) in the Dominican Republic. MIT estimates that registration will take approximately six-months. Many South American and Latin American countries, such as Costa Rica, have reciprocal pacts with other countries allowing for an expedited registration process for products are registered in other countries. MIT believes that registering products in the Dominican Republic will enable MIT to utilize the expedited process to sell products in Costa Rica. In addition, in certain cases, MIT may be able to obtain a temporary license to import products after all the required documentation is received from the supplier. The temporary license will be valid for six months. MIT submitted documents for a temporary license in the Dominican Republic in March 2007 and believes that the permit can be obtained quickly once delivery of the kits and/or pharmaceutical products is imminent. .

Sources of Supply for International Operations

MIT has a relationship with its supplier in India and is developing relationships with other international suppliers which MIT believes will enable MIT to meet its anticipated requirements in Latin and South America. However, many of the manufacturers are the only source of each specific pharmaceutical which MIT intends to order for international sales.

Domestic Wholesale Drug Distribution

MIT’s domestic wholesale drug distribution is conducted through Medical Infusion Technologies Inc., which sells drugs solely in the United States to other wholesale distributors. MIT distributes a wide variety of nationally known intravenous drugs from pharmaceutical producers. MIT plans to form a subsidiary to distribute drugs to outside of the United States and another subsidiary for sales to institutions, such as hospitals and nursing homes. MIT believes that its 15 years of experience with infusion therapies is particularly important in dealing with many products and engaging in wholesale distribution of these intravenous drugs.

IVIG is the leading product distributed by the wholesale division, accounting for approximately 82% of MIT’s wholesale sales in 2006, without including albumin. These immunoglobulins are a type of protein found in human blood that helps resist bacteria, viruses, and other germs. IVIG is used to treat a wide variety of disorders including: diabetic Neuropathy, CIDP, Guillain-Barre Syndrome, and Multiple Sclerosis. MIT believes that demand for IVIG will continue to grow because of its wide applications and the long treatment periods required by most patients. MIT believes that because IVIG is derived from blood, it is subject to shortages of supply.

Our Suppliers

MIT purchases the majority of its products from six major distributors and several minor distributors. The six major distributors supplied approximately 80% of the Company’s purchasing needs with the other 20% from the other distributors. The Company does not have long-term contracts or arrangements with any of these distributors. The loss of certain of these distributors could have a material adverse effect on our operations, although most of the pharmaceuticals that we purchase are available from multiple sources and are available in sufficient quantities to meet our needs and the needs of MIT’s patients. However, some drugs are only available through the manufacturer and may be subject to limits on distribution. In such cases, MIT needs to establish and maintain good working relations with the manufacturer in order to assure sufficient supply to meet its patients’ needs. We utilize several national delivery companies as an important part of the local and national distribution of our products and services, particularly in the delivery of certain specialty pharmaceutical products.

Additionally, certain drugs may become subject to general supply shortages, as in 2005 with IVIG immune globulin products. Such shortages can result in cost increases or hamper MIT’s ability to obtain sufficient quantities to meet the needs of our patients. MIT works diligently to obtain commitments from its suppliers, whenever possible, to secure ample supply of drugs that are potentially subject to supply shortages, however, all of its purchasing is presently “spot” purchasing, and MIT maintains no long-term contracts with any suppliers, nor does it keep large inventories of our pharmaceuticals.

Pharmacy Services, Home Infusion Therapy and Ambulatory Centers

MIT provides infusion pharmacy services through its pharmacy in Savannah, Georgia. The pharmacy maintains a narcotics license from the Drug Enforcement Agency, and can dispense infusible and non-infusible prescription drugs to treat a wide range of chronic and acute health conditions. Many infusion therapies cost over $10,000 per patient per year. These pharmaceuticals may require refrigeration during shipping as well as special handling to prevent potency degradation. Patients receiving treatment usually require special counseling and education regarding their condition and treatment. Retail pharmacies and other traditional distributors generally are designed to carry inventories of low cost, high volume products and are not generally equipped to handle the high cost, low volume specialty pharmaceuticals that have specialized handling and administration requirements. As a result, these specialty pharmaceuticals are generally provided by pharmacies such as MIT’s that focus primarily on filling, labeling and delivering injectible pharmaceuticals and related support services.

MIT’s domestic expansion will be focused on the specialty pharmacy area in 2007 and 2008. This may be accomplished through acquisitions of wholesale and specialty pharmacies which are already licensed nationwide to facilitate buying specialty pharmaceuticals at a discount and being able to make nationwide wholesale sales. MIT needs to be licensed in all 50 states in order to be a specialty pharmacy. MIT is currently licensed in 30 states for wholesale sales of intravenous drugs and is applying for licensing in the remaining states, but acquiring an existing business with all the required licenses will expedite expansion. MIT currently has no agreements or understanding s with respect to any acquisitions.

Patients are generally referred to infusion pharmacy services providers by physicians, hospital discharge planners and case managers. The medications are mixed and dispensed under the supervision of a registered pharmacist and the therapy is typically delivered in the home of the patient by a registered nurse or trained caregiver. Depending on the preferences of the patient and/or the payor, these services may also be provided at an ambulatory infusion center. According to the NHIA, the size of the home infusion pharmacy services industry is currently between $4 and $5 billion. We believe that several factors will contribute to the continuing growth in non-hospital based infusion therapy, including:

•	Healthcare cost containment pressures;

•	Increased number of therapies that can be safely administered in patients’ homes;

•	Patient preference for at-home treatment;

•	Increased acceptance of home infusion by the medical community and by managed care organizations and other payors;

•	Technological innovations such as implantable injection ports, vascular access devices and portable infusion control devices; and

•	Increased utilization of home infusion therapies due to demographic trends, in particular increasing life expectancies.

MIT’s pharmacy customers can choose to have their therapies administered at the 3,000 square foot ambulatory care center in Savannah, Georgia staffed by four full-time registered nurses and three part-time doctors, at either of its approximately 1,000 square foot part-time ambulatory centers in Brunswick, Georgia, which are staffed on an as-needed basis, or in their own homes. MIT offers patients the following services:

•	Medication and supplies for administration and use at home or within one of our ambulatory infusion centers;

•	Consultation and education regarding the patient’s condition and the prescribed medication;

•	Clinical monitoring and assistance in monitoring potential side effects; and

•	Assistance in obtaining reimbursement.

MIT provides its patients the following home infusion therapies:

•
Total Parenteral Nutrition: intravenous therapy providing required nutrients to patients with digestive or gastro-intestinal problems, most of whom have chronic conditions requiring treatment for life;

•	Anti-infective Therapy: intravenous therapy providing medication for infections related to diseases such as osteomyelitis and urinary tract infections;

•	Pain Management: intravenous or continuous injection therapy, delivered by a pump, providing analgesic pharmaceuticals to reduce pain;

•	Other therapies: treating a wide range of medical conditions.

MIT’s primary product lines are centered upon infusion therapy. During 2006, approximately 75% of infusion therapy revenue came from home infusion therapies and 25% from clinic infusion therapies. In 2006, IVIG and Synagis® products accounted for approximately 51% of therapies dispensed at MIT’s ambulatory centers.

Synagis® (palivizumab), the leading infusion product administered at the ambulatory center, is prescribed primarily between September and January. It is a monoclonal antibody licensed for any infectious disease, but is used primarily for respiratory diseases and allergies that normally establish themselves in the late summer through winter. In addition, Synagis® is also prescribed for prevention of human respiratory syncytial virus (including diseases such as measles and mumps) in pediatric patients.

Home Medical Equipment

The home medical equipment division carries a wide variety of durable medical equipment and supplies for purchase or lease. The division maintains inventory or can rapidly obtain a wide variety of home medical equipment products to match almost any request, from electric wheelchairs to nebulizers. Approximately 95% of MIT’s business in 2006 related to home medical equipment was from physician referrals.

Billing and Significant Payors

MIT derives most of its revenue from contracts with third party payors, insurance companies, self-insured employers and Medicare and Medicaid programs. Where permissible, they bill patients for any amounts not reimbursed by third party payors. For the most part, MIT’s infusion pharmacy revenue consists of reimbursement for both the cost of the pharmaceuticals sold and the cost of services provided. Pharmaceuticals are typically reimbursed on a percentage discount from the published average wholesale price (AWP) of each drug. Nursing services are typically paid separately, on a per visit basis, while other patient support services and ancillary medical supplies are either reimbursed separately or on a per diem basis, where applicable.

MIT also provides services that are reimbursable through government healthcare programs such as Medicare and state Medicaid programs. For the twelve months ended December 31, 2005 and December 31, 2006 respectively, approximately 70% and 73% of our infusion pharmacy revenue came from government healthcare programs such as Medicare and Medicaid. The amounts due from these programs represented approximately 50% of our total accounts receivable, respectively, as of December 31, 2005 and December 31, 2006.

Despite MIT’s use of an asset based lender, MIT remains responsible for its own billing and collection practices. MIT bills payors and tracks all of its accounts receivable through computerized billing systems. These systems allow the billing staff the flexibility to review and edit claims in the system before such claims are submitted to payors, which are submitted either electronically or through the mail. MIT utilizes electronic claim submission whenever possible to expedite claim review and payment, and to minimize errors and omissions.

MIT’s financial performance is highly dependent upon effective billing and collection practices. The process begins with an accurate and complete patient admission process, in which essential information about the patient, the patient’s insurance and their care needs is gathered. A critical part of this process is verification of insurance coverage and authorization from the insurance company carrier to provide the required care, which typically takes place before we initiate services.

Sales and Marketing

MIT’s sales and marketing efforts focus on establishing, maintaining and strengthening relationships with local and regional patient referral sources and maintaining existing and developing new relationships with drug manufacturers to gain distribution access as they release new products.

Most new patients are referred to MIT by physicians, medical groups, hospital discharge planners, case managers employed by Health Maintenance Organizations (HMOs), Preferred Provider Organizations (PPOs) or other managed care organizations, insurance companies and home care agencies. MIT’s sales force is responsible for establishing and maintaining these referral relationships.

Government Regulation

MIT’s operations are subject to extensive regulation by a number of governmental entities at the federal, state and local level. The industry is also subject to frequent regulatory change. Laws and regulations in the healthcare industry are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. Moreover, MIT’s business is impacted not only by those laws and regulations that are directly applicable to it but also by certain laws and regulations that are applicable to its managed care and other clients. If MIT fails to comply with the laws and regulations directly applicable to its business, it could suffer civil and/or criminal penalties, and it could be excluded from participating in Medicare, Medicaid and other federal and state healthcare programs, which would have an adverse impact on its business.

Professional Licensure.   Nurses, pharmacists and certain other healthcare professionals MIT employs are required to be individually licensed or certified under applicable state law. MIT performs criminal and other background checks on employees and takes steps to ensure that employees possess all necessary licenses and certifications, and MIT believes that its employees comply in all material respects with applicable licensure laws.

Pharmacy Licensing and Registration.   Georgia laws require that our pharmacy be licensed as an in-state pharmacy to dispense pharmaceuticals in Georgia and that home infusion companies to be licensed as home health agencies. MIT believes that it complies with all state licensing laws applicable to its business. If MIT is unable to maintain its licenses, its ability to operate would be severely limited, which could have an adverse impact on its business.

Laws enforced by the U.S. Drug Enforcement Administration (“DEA”), as well as some similar state agencies, require MIT’s pharmacy to register in order to handle controlled substances, including prescription pharmaceuticals. Federal and state laws also require that MIT follow specific labeling, reporting and record-keeping requirements for controlled substances. MIT maintains federal and state controlled substance registrations for each of its facilities that require such registration and follows procedures intended to comply with all applicable federal and state requirements regarding controlled substances.

Food, Drug and Cosmetic Act.   Certain provisions of the federal Food, Drug and Cosmetic Act govern the handling and distribution of pharmaceutical products. This law exempts many pharmaceuticals and medical devices from federal labeling and packaging requirements as long as they are not adulterated or misbranded and are dispensed in accordance with and pursuant to a valid prescription. MIT believes that it complies with all applicable requirements.

Wholesale Licenses. The DEA, the U.S. Food and Drug Administration (“FDA”) and various state regulatory authorities regulate the distribution of pharmaceutical products and controlled substances. Wholesale distributors of these substances are required to register for permits, meet various security and operating standards, and comply with regulations governing their sale, marketing, packaging, holding and distribution. The DEA, FDA and state regulatory authorities have broad enforcement powers, including the ability to seize or recall products and impose significant criminal, civil and administrative sanctions for violations of these laws and regulations. As a wholesale distributor of pharmaceuticals and certain related products, we are subject to these regulations. MIT has received all necessary regulatory approvals and believes that it is in compliance with all applicable pharmaceutical wholesale distribution requirements.

Medicare Prescription Drug, Improvement and Modernization Act of 2003.   The Medicare Prescription Drug Improvement and Modernization Act of 2003 (“MMA”) significantly expanded Medicare coverage for outpatient prescription drugs. Beginning in 2006, Medicare beneficiaries became eligible to enroll in prescription drug plans that are offered by private entities. Medicare reimbursement rates for certain pharmaceuticals were impacted by implementation of the MMA by the U.S. Department of Health and Human Services. Further Medicare reimbursement reductions and policy changes are scheduled to be implemented in the future. The Deficit Reduction Act of 2005 reduced Medicaid reimbursement for certain prescription drugs, and the U.S. Congress may consider further reductions to Medicaid reimbursement. These policies may adversely affect MIT’s pharmacy business directly and its wholesale drug distribution business indirectly.

The MMA also significantly expanded Medicare coverage for outpatient prescription drugs through new Medicare Part D. Beginning in 2006, Medicare beneficiaries became eligible to enroll in outpatient prescription drug plans that are offered by private entities and became eligible for varying levels of coverage for outpatient prescription drugs. Beneficiaries who participate select from a range of stand-alone prescription drug plans or Medicare Advantage managed care plans that include prescription drug coverage along with other Medicare services (“Part D Plans”). The Part D Plans are required to make available certain drugs on their formularies. Each Part D Plan negotiates reimbursement for Part D drugs with pharmaceutical manufacturers. For eligible Medicare beneficiaries, the cost of equipment, supplies and professional services associated with infused covered Part D drugs will continue to be reimbursed under Part A or Part B, as applicable. For beneficiaries who are dually eligible for benefit under Medicare and a state Medicaid program, covered infused drugs will be reimbursed under individual state coverage guidelines.

Stark Law & Anti-Kickback Statute. MIT and its customers are subject to fraud and abuse laws, including the federal anti-kickback statute and the Stark law. The anti-kickback statute prohibits persons from soliciting, offering, receiving or paying any remuneration in order to induce the referral of a person for the furnishing or arranging for the furnishing of any item or service or for inducing the purchasing, leasing, ordering, or arranging for or recommending purchasing, leasing, or ordering of items or services that are in any way paid for by Medicare, Medicaid, or other federal healthcare programs. The Stark law prohibits physicians from making referrals for designated health services to certain entities with which they have a financial relationship. The fraud and abuse laws and regulations are broad in scope and are subject to frequent modification and varied interpretation. MIT attempts to structure all of its business relationships to comply with these laws.

Health Information Practices. The Health Information Portability and Accountability Act of 1996 (“HIPAA”) and the regulations promulgated thereunder by HHS set forth health information standards in order to protect security and privacy in the exchange of individually identifiable health information. Significant criminal and civil penalties may be imposed for violation of these standards.

Pedigree Requirements. In recent years, some states have passed or have proposed laws and regulations that are intended to protect the safety of the supply channel. For example, Florida and other states are implementing pedigree requirements that require drugs to be accompanied by information tracing drugs back to the manufacturers. Georgia presently has no such statute. These and other requirements are expected to increase MIT’s cost of operations. At the federal level, the FDA issued final regulations pursuant to the Pharmaceutical Drug Marketing Act that became effective in December 2006. The regulations impose pedigree and other chain of custody requirements that increase the costs and/or burden to MIT of selling to other pharmaceutical distributors and handling product returns.

Competition

The intravenous ambulatory market is highly fragmented with a small number of high volume participants. Most intravenous therapies are originally prescribed to patients while confined to a hospital, and MIT maintains significant relationships with most of the major hospitals in the metropolitan Savannah area. There are no other listed ambulatory centers in Savannah, Georgia. One other home intravenous therapy provider operates in Statesboro, Georgia approximately 65 miles from Savannah. Coastal Medical Services also serves the Savannah area.

While a handful of large, national pharmaceutical suppliers such as Cardinal Health, Inc, McKesson Corporation and Amerisource Bergen Company compete with one another for wholesale distribution to entities such as large chain drug-stores and major metropolitan hospitals, MIT’s domestic wholesale division competes with smaller, regional wholesalers for business supplying regional hospitals, doctors, and small pharmacies, purchasers who are not the traditional customers of the largest wholesalers. In the future, MIT may also compete with larger, better established distributors for market share.

With respect to international sales, MIT competes with multinational distributors, particularly for larger sales to government agencies. MIT may also compete for sales with suppliers of its products.

Over twenty home medical equipment suppliers are in the Savannah area. Most are inside pharmacies. MIT maintains a competitive advantage in that once a patient is referred to MIT, MIT may cross-sell to the patient home medical equipment prescriptions written by the referring physician. MIT formed its home medical equipment division so that an infusion patient with a durable medical equipment prescription would not have to go to another source. Similarly, the pharmacy was established so an infusion patient with a prescription for drugs could have the prescription filled by MIT’s pharmacy.

Real Properties

MIT is headquartered in Savannah, Georgia at 115 Echols Street, while its administrative offices are at 37 West Fairmont Street Suite 202, also in Savannah. This rented facility on Echols Street consists of two buildings, one warehouses all inventory and is also the location of MIT’s pharmacy, clean room for compounding and the Savannah ambulatory center. The second building houses the wholesale trading operations. MIT also rents facilities in Brunswick for use as an ambulatory center. MIT believes that its premises are sufficient for its current operations.

The following are the key terms of MIT’s lease agreements:

•
The lease on the facility located at 115B Echols St., Savannah, GA was entered into January 1, 2007 and expires January 1, 2009. The rent is $3800 per month. This lease is personally guaranteed by William C. Parker, Chairman of the Board.

•
MIT leases two suites in the facility located at 37 W. Fairmont Avenue, Savannah, GA. The leases for Suites 202 and 204 each commenced November 1, 2004, for a term of 36 months. The monthly rent on Suite 202 is $1319.50, and the monthly rent on Suite 204 is $1030. This lease is personally guaranteed by William C. Parker.

•
The lease on the facility located at 393 EH Court, Brunswick, GA was entered into in April 2006, for a term of 24 months. Monthly rent for the initial 12 months is $1500, and for the next 12 months is $1545. This lease is guaranteed by William C. Parker.

Insurance

MIT caries a professional liability insurance policy that provides for coverage in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate. A successful claim not covered by our professional liability insurance or substantially in excess of our insurance coverage could cause us to pay out a substantial award, harming our financial condition and results of operations. MIT also maintains officers and directors liability insurance for aggregate coverage of $3,000,000.

Employees

As of December 31, 2006, MIT employed 46 persons on a full-time basis of which 20 were involved in administration, 16 in medical services, and 10 for durable medical equipment. None of MIT’s employees are represented by a labor union or bound by a collective bargaining unit. MIT believes that its relationship with its employees is satisfactory.

RECENT FINANCINGS

In September 2006, MIT issued promissory notes in the principal amount of $250,000. The holder of a note in the principal amount of $125,000 converted such note into a Bridge Note (as defined below) in the principal amount of $138,889. The holder of the remaining note in the principal amount of $125,000 elected not to convert its note into a Bridge Note in the aggregate amount of $134,323, and received 50,000 shares of Common Stock pursuant to the terms of the promissory note. The promissory note was paid by a new investor who converted the principal and accrued interest on that Bridge Note (as defined below) into units of the Private Placement described below.

In December 2006 and January 2007, MIT issued 11.39 units, each unit consisting of a promissory note in the amount of $100,000 and 200,000 shares of Common Stock. The subordinated promissory notes (each a “Bridge Note” and collectively, the “Bridge Notes”) bear interest at the rate of 10% per annum. The shares of common stock issued in connection with these Bridge Notes are included in this Prospectus. The consideration for these Bridge Notes and the shares of Common Stock consisted of $1,000,000 in cash and $138,889 from the conversion of a previously issued promissory note. MIT has used the proceeds of this financing for working capital. Of the aggregate $1,317,394, holders of Bridge Notes in the aggregate amount of $1,214,894 (including accrued interest of $41,739.57) converted the principal balance of their notes and accrued interest into units in our private placement Series A Convertible Preferred Stock and common stock purchase warrants (the “Private Placement”). Holders of Bridge Notes in the amount of $102,500 were paid from the proceeds of the Private Placement.

The Private Placement commenced March 19, 2007 and closed May 31, 2007. MIT closed on an aggregate 4,234.4 units at $1000.00 per unit, each unit consisting of: (i) one share of Series A Convertible Preferred Stock convertible at the holder’s option into an aggregate of 2,000 shares of common stock, $.0001 par value at a fixed conversion price of $0.50 per share and (ii) warrants to purchase an aggregate of 2,000 shares of Common Stock exercisable for a period of five years from the effective date of the registration statement which MIT has agreed to file with respect to the shares of Common Stock, $.0001 par value, issuable upon exercise of the warrants at a fixed price of $0.75 per share (each a “Unit” and collectively, the “Units”). MIT offered the Units to institutional and accredited investors. MIT raised proceeds in the aggregate amount of $4,234,392 from sale of the Units, of which $1,214,892.00 consisted of principal and accrued interest which holders of Bridge Notes converted into Units. Meyers Associates, LP, who acted as our financial advisor, received, as part of its compensation, a five-year option to purchase up to 635 Units. at a price of $1,000 per Unit. The holders of the Series A Preferred Stock and warrants are selling shareholders under this prospectus. In the event that the registration statement of which this prospectus is a part is not declared effective on or before September 8, 2007, they are entitled to a payment in cash or stock, at our option, in an amount equal to two percent of the purchase price per month for a maximum of eight months until the registration statement is declared effective.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements contained in this prospectus are not purely historical statements, but rather include what we believe are forward-looking statements. The forward-looking statements are based on factors set forth in the following discussion and in the discussions under "Risk Factors" and "Business." Our actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

Overview

Through its subsidiaries, MIT distributes wholesale drugs, prepares intravenous medication for home infusion by the patient, operates ambulatory centers where intravenous infusions are administered and sells and rents home medical equipment. MIT is based in Savannah, Georgia and operates ambulatory care centers in Savannah and Brunswick, Georgia. Our distribution of wholesale drugs accounts for the majority of our revenues and is anticipated to be our most significant area of growth.

Critical Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, impairment of long-lived assets, including finite lived intangible assets, accrued liabilities and certain expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 1 to our audited financial statements for the year ended December 31, 2006. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value). They consist mainly of pharmaceutical supplies and medical equipment.

Factored Accounts Receivable and Factoring Agreement.

Accounts receivable comprise the following at March 31, 2007 and December 31, 2006.

Receivables assigned to factor	$27,479,600	$24,663,642
Advances (from) factor	(20,090,583)	(18,140,252)
Amounts due from factor	7,389,017	6,523,390
Unfactored accounts receivable	1,802,204	0
Allowances for returns and allowances	(3,513,952)	(589,132)

	$5,677,269	$5,934,258

On May 14, 2005, the Company entered into a factoring agreement with Northern Health Care, Inc., (“NHC”), an asset backed lender located at 333 Seventh Avenue, New York, New York. The purchase price of the accounts were determined separately for each group of accounts purchased and were equal to the expected net realizable value of such accounts. The purchase price was determined as follows:

(a) Upon the purchase of accounts, NHC shall pay to the Company an amount equal to the lesser of (a) 85% of the purchase price of all the accounts purchased on May 14, 2005, or (b) the amount requested by the Company, less any amounts specified in Section 2.1 (b) below.

(b) all remaining amounts of the purchase price subsequent to the initial installment with respect to all purchased accounts shall be aggregated and paid with respect to all purchased accounts as a group, regardless of the date such accounts were or are purchased, in accordance with the provisions of this paragraph (b) and such payment of all remaining amounts of the purchase price shall be subject to the terms of the agreement and applicable legal requirements. The funds from which the subsequent installments of the purchase price are to be paid shall be limited to the funds in the reserve account from time to time pursuant to the terms of the agreement. NHC shall have no responsibility for payment of any installment of the purchase price subsequent to the initial installment except from funds available in the reserve account pursuant to the terms of the agreement.

Age of receivable on Date of purchase Calculated in days From date of service:	Discount Percent: Receivables purchased On initial closing Date	Discount Percent: Receivables relating To purchased after Initial closing date	Discount Percent: Receivables relating To purchased after Initial closing date
	All receivables	Wholesale	All other receivables
1 to 15 days	5.00%	1.50%	4.00%
16 to 30 days	5.00%	1.85%	4.00%
31 to 45 days	5.00%	2.50%	4.00%
46 to 60 days	5.00%	3.25%	4.00%
Each additional 15 days	An additional 1.00%	An additional .75%	An additional .75%

Total asset backed lending fees for the year ended December 31, 2006 aggregated $ 438,027 and total factoring fees from inception to March 31, 2007 aggregated $ 812,211.

Reserve Account:

NHC established a reserve account that will be owned, maintained, managed and controlled by NHC and the Company shall have no legal or equitable interest therein. NHC will furnish the Company a regular accounting of the reserve account on or about the 15th day of each month, for the preceding month, beginning no later than 90 days following the initial closing date of May 14, 2005.

Health Care Reserve:

Health care reserves are all of the factored receivables returned to the Company that will be owned, maintained, managed and controlled by MIT.

Revenue Recognition

Sales and services are recorded when products are delivered to the customers. Provision for discounts, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. In instances where products are configured to customer requirements, revenue is recorded upon the successful completion of the Company’s final test procedures.

Advertising Cost

Advertising cost is expensed as incurred.

Estimates

Preparing the Company’s financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

On February 15, 2007, the Financial Accounting Standards Board, or FASB, issued FAS No. 159, “The Fair Value Option for Financial Assets and Liabilities—Including an Amendment of FAS 115.” This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities. Most of the provisions in FAS 159 are elective; however, an amendment to FAS 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available for sale or trading securities. Some requirements apply differently to entities that do not report net income. FAS 159 is effective as of the beginning of an entities first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FAS 157 “Fair Value Measurements.” We will adopt FAS 159 beginning January 1, 2008 and we are currently evaluating the potential impact the adoption of this pronouncement will have on our financial statements.

In December 2006, the FASB posted FASB Staff Position, or FSP, 00-9-2, “Accounting for Registration Payment Arrangements.” This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement should be separately recognized and measured in accordance with FAS No. 5, “Accounting for Contingencies.” This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable GAAP without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This FSP is effective immediately for registration payment arrangements and financial instruments subject to those arrangements that were entered into or modified subsequent to December 15, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to December 15, 2006, the FSP is effective for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. We will adopt FSP 00-19-2 beginning January 1, 2008 and we are currently evaluating the potential impact the adoption of this pronouncement will have on our financial statements.

In September 2006, the Financial Accounting Standards Board, or FASB, issued FAS No. 157, Fair Value Measurements, or FAS 157, which provides guidance on how to measure assets and liabilities that use fair value. This Statement clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. FAS 157 will apply whenever another generally accepted accounting principle requires, or permits, assets or liabilities to be measure at fair value but does not expand the use of fair value to any new circumstances. This statement will also require additional disclosures in both annual and quarterly reports. FAS 157 is effective for fiscal years beginning after November 2007, and will be adopted by us beginning January 1, 2008. We are currently evaluating the potential impact this statement may have on our financial statements, but do not believe the impact of adoption will be material.

In September 2006, the SEC staff issued Staff Accounting Bulletin, or SAB, No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, or SAB 108. SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year's financial statements are materially misstated. SAB 108 is effective for fiscal years ending after November 15, 2006. We will initially apply the provisions of SAB 108 in connection with the preparation of our annual financial statements for the year ending December 31, 2006. We have evaluated the potential impact that SAB 108 may have on our financial statements and do not believe the impact of the application of this guidance will be material.

In September 2006, the FASB issued FAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, or FAS 158. This Statement requires companies to recognize in their statement of financial position an asset for a plan's over funded status or a liability for a plan's underfunded status and to measure a plan's assets and its obligations that determine its funded status as of the end of the company's fiscal year. Additionally, FAS 158 requires companies to recognize changes in the funded status of a defined benefit postretirement plan in the year that the changes occur and those changes will be reported in comprehensive income. The provisions of FAS 158 are effective as of the end of fiscal year 2006 and we are currently in the process of quantifying the impact to the financial statements.

In July 2006, the FASB issued Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 09, Accounting for Income Taxes (“FIN No. 48”). This interpretation creates a single model to address uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. The interpretation also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for years beginning after December 15, 2006. Management of the Company is evaluating the impact of this pronouncement, but does not anticipate that it will have a significant impact on its financial statements.

In December 2004, the FASB, issued a revision to SFAS 123 "Share-Based Payment", also known as SFAS 123R, that amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires such transactions be accounted for using a fair-value-based method. SFAS 123R's effective date would be applicable for awards that are granted, modified, become vested, or settled in cash in interim or annual periods beginning after June 15, 2005. SFAS 123R includes three transition methods: one that provides for prospective application and two that provide for retrospective application. The Company has not yet adopted SFAS 123R.

Results of Operations

Comparison of year ended December 31, 2006 to the year ended December 31, 2005.

Revenues

Consolidated revenues for the year ended 2006 were $12,980,219 as compared to $16,130,920 for the year ended December 31, 2005, representing a decrease of $3,150,701 or 19.5%. Consolidated cost of sales for the year ended December 31, 2006 were $8,154,578 or 62.8% of sales as compared cost of sales for the year ended December 31, 2005 of $11,219,931 or 69.6% of sales. This resulted in a gross profit for the year ended December 31, 2006 of $4,825,641 or 37.2% as compared to gross profit for the year ended December 31, 2005 of $4,910,989 or 30.4%. The Company had expected the Private Placement to take place in 2006, and we believe that revenues, sales and profits decreased during this period because proceeds of the Private Placement did not become available to purchase goods for resale until 2007.

Operating Expenses

Total operating expenses increased $207,706 or 6.5% to $4,576,673 for the year ended December 31, 2006 from $4,368,967 for the year ended December 31, 2005. The increase in operating expense is attributable to the increase in personnel, sales and marketing and depreciation and amortization of assets. The major components of operating expense include:

•
Salaries and payroll related costs increased $819,847 to $2,636,157 for the year ended December 31, 2006 as compared to $1,816,310 for the year ended December 31, 2005, an increase of 45.1%.. The increase was due primarily to the expansion of our sales and marketing efforts, which included additional personnel and the resulting expenses related to managing anticipated higher processing volume.

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Sales, general and administrative expenses increased $133,653 or 7.5% to $1,911,761 for the year ended December 31, 2006 as compared to $1,778,108 for the year ended December 31,2005. The $133,653 increase was due primarily to a planned increase in our advertising and marketing efforts. We anticipate seeing the results of these expenditures represented in subsequent quarters. Another variable influencing the decrease in general and administrative costs is the reduction in leased space of our facilities in the fourth quarter of 2006. .

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Depreciation and amortization increased $4,206 or 17.1% to $28,755 for the year ended December 31, 2006 as compared to $24,549 for the year ended December 31, 2005. The increase was mainly attributable to the amortization and depreciation of assets acquired.

Operating Income

Operating income decreased $293,054 or 54.1% to $248,968 for the year ended December 31, 2006 from $542,022 for the year ended December 31, 2005. Operating income as a percentage of gross revenue was 1.9% for the year ended December 31, 2006 as compared to 3.4% for the year ended December 31, 2005.

Income Tax

Income tax expense decreased to $124,649 for the year ended December 31, 2006 from a tax expense of $177,383 for the year ended December 31, 2005. The decrease in income before income taxes is due in part to the decrease in revenues and an increase in other expenses as outlined above.

Net income

As a result of the above factors, net income decreased from $344,332 for the year ended December 31, 2005 to $102,365 for the year ended December 31, 2006.

Comparison of Quarter ended March 31, 2007 to Quarter ended March 31, 2006.

Revenues

Consolidated revenues for the three months ended March 31, 2007 were $2,803,094 as compared to $3,927,041 for the three months ended March 31, 2006 representing a decrease of $1,123,947 or 28.6%. Consolidated cost of sales for the three months ended March 31, 2007 was $1,479,023 or 52.8% of sales as compared cost of sales for the three months ended March 31, 2006 of $2,923,756 or 74.5% of sales. The gross profit for the three months ended March 31, 2007 was $1,324,071 or 47.2% of sales as compared to the gross profit for the three months ended March 31, 2006 of $1,003,285 or 25.5% of sales. The Company had expected the Private Placement to take place in prior to March 31, 2007, and we believe that revenues, sales and profits decreased during this period because proceeds of the Private Placement did not become available to purchase goods for resale until the subsequent quarter.

Operating Expenses

Total operating expenses increased $59,076 or 6.5% to $971,150 for the three months ended March 31, 2007 from $912,074 for the three months ended March 31, 2006. The increase in operating expense is attributable to the increase in personnel, sales and marketing and depreciation and amortization of assets. The major components of operating expense include;

•
Salaries and payroll related costs increased $819,847 to $2,636,157 for the year ended December 31, 2006 as compared to $1,816,310 for the year ended December 31, 2005, an increase of 45.1%.. The increase was due primarily to the expansion of our sales and marketing efforts, which included additional personnel and the resulting expenses related to managing anticipated higher processing volume.

•
Sales, general and administrative expenses decreased $141,924 or 25.2% to $420,186 for the three months ended March 31, 2007 as compared to $562,110 for the three months ended March 31, 2006. A $141,924 decrease was due primarily to a planned decrease in our advertising and marketing efforts, reduction in leased space office and warehousing costs and significant reduction in travel expenses. Legal and professional expenses related to our financing activities increased from $34,457 for the three months ended March 31, 2006 to $157,574 for the three months ended March 31, 2007. Consulting expense had a similar decrease of $33,850 from $35,000 for the three months ended March 31, 2006 as compared to $1,150 for the three months ended March 31, 2007. Travel and entertainment increased $73,467 over expenses of $18,944 for the three months ended March 31, 2006 as compared to $92,411 for the three months ended March 31, 2007. We anticipate seeing the results of these expenditures represented in subsequent quarters. Another variable influencing the decrease in general and administrative costs is the reduction in leased space of our facilities in the fourth quarter of 2006. .

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Depreciation and amortization increased $2,483 or 87.1% to $5,333 for the three months ended March 31, 2007 as compared to $2,850 for the three months ended March 31, 2006. The increase was mainly attributable to the amortization and depreciation of assets acquired.

Operating Income

Operating income increased $261,710 or 286.9% to $352,921 for the three months ended March 31, 2007 from $91,211 for the three months ended March 31, 2006. Operating income as a percentage of gross revenue was 12.6% for the three months ended March 31, 2007 as compared to 2.3% for the three months ended March 31, 2006.

Income Tax

Income tax expense increased to $263,371 for the three months ended March 31, 2007 from a tax expense of $77,251 for the three months ended March 31, 2006. The decrease in income before income taxes is due in part to the increase in other expenses as outlined above.

Net income

As a result of the above factors, net income increased from $65,663 for the three months ended March 31, 2006 to $224,811 for the three months ended March 31, 2007.

Liquidity and Capital Resources

As of March 31, 2007, we had cash of $2,845, as compared to $125,452 at March 31, 2006. For the three months ended March 31, 2007, net cash used by operating activities aggregated $(35,474) as compared to cash used by operations for the three months ended March 31, 2006 of $(478,573). As of December 31, 2006, we had cash of $40,227 as compared to a cash balance of $620,390 as of December 31, 2005.

In September 2006, MIT issued promissory notes in the principal amount of $250,000. The holder of a note in the principal amount of $125,000 converted such note into a Bridge Note (as defined below) in the principal amount of $138,889. The holder of the remaining note in the principal amount of $125,000 elected not to convert its note into a Bridge Note in the aggregate amount of $134,323, and received 50,000 shares of Common Stock pursuant to the terms of the promissory note. The promissory note was assumed by a new investor who converted the principal and accrued interest on that Bridge Note (as defined below) into units of the Private Placement described below.

As of December 31, 2006, we were funded primarily through operations and the sales of 1,731,085 shares of common stock aggregating $852,222 or approximately $.50 per share and received from the proceeds of debt financing aggregating $1,505,510.

In December 2006 and January 2007, MIT issued 11.39 units, each unit consisting of a promissory note in the amount of $100,000 and 200,000 shares of Common Stock. The subordinated promissory notes (each a “Bridge Note” and collectively, the “Bridge Notes”) bear interest at the rate of 10% per annum. The shares of common stock issued in connection with these Bridge Notes are included in this Prospectus. The consideration for these Bridge Notes and the shares of Common Stock issued in connection therewith consisted of $1,000,000 in cash and $138,889 from the conversion of a previously issued promissory note. MIT has used the proceeds of this financing for working capital. Of the aggregate $1,317,394, holders of Bridge Notes in the aggregate amount of $1,214,892 (including accrued interest of $41,739.57) converted the principal balance of their notes and accrued interest into units in our March 19, 2007 private placement (the “Private Placement”), holders of Bridge Notes in the amount of $102,500 were paid from the proceeds of the Private Placement.

The Private Placement commenced March 19, 2007 and closed May 31, 2007. MIT raised proceeds in the aggregate amount of $4,234,392 from sale of the Units in the Private Placement, of which $1,214,892.00 consisted of principal and accrued interest which holders of Bridge Notes converted into Units. MIT intends to use the proceeds of the offering to fund its wholesale distribution activities. MIT closed on an aggregate 4,234.4 units at $1000.00 per unit, each unit consisting of: (i) one share of Series A Convertible Preferred Stock convertible at the holder’s option into an aggregate of 2,000 shares of common stock, $.0001 par value at a conversion price of $0.50 per share and (ii) warrants to purchase an aggregate of 2,000 shares of Common Stock exercisable for a period of five years from the effective date of the registration statement which MIT has agreed to file with respect to the shares of Common Stock, $.0001 par value, issuable upon exercise of the warrants at a price of $0.75 per share MIT offered the Units to institutional and accredited investors. Meyers Associates, LP, who acted as financial advisor to the firm during the Private Placement, received, as part of its compensation, a five-year option to purchase up to 635 Units.

In April 2007, MIT and NHC entered into a revolving line of credit to replace the receivable purchase agreement. The initial facility amount is $2,000,000, with the facility increasing in increments of $400,000 at such time as MIT’s outstanding balance exceeds 85% of the then existing amount outstanding under the facility. This credit agreement with NHC is personally guaranteed by Mr. Parker. This agreement a purchase agreement with NHC executed in May 2005 whereby NHC purchased from MIT the rights to all our accounts receivable. Over 95% of our revenues are subject to the agreement with NHC.

We are subject from time to time to litigation relating to the activities of our business and in the marketplace which it serves. As of December 31, 2005, we were engaged in litigation relating to a financial consulting agreement. Effective April 17, 2006, the parties entered into a settlement agreement pursuant to which we agreed to pay $750,000. We paid an aggregate of $225,000 though May 2006 and in July 2006, we commenced monthly payment of $15,000, which will continue through October 1, 2007. The remaining balance of $375,000 is due October 17, 2007. The total consideration of $750,000 was expensed in the year 2005. As of December 31, 2006, the Company had a balance due of $610,000 and $565,000 as of March 31, 2007.

Based on our current plan and the Private Placement, we believe that our current cash balances and results of operations will be sufficient to fund our operations through for the next twelve months.

Off- Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements.

USE OF PROCEEDS

The selling stockholders will receive the net proceeds from the sale of shares. We will not receive any of the proceeds from any sale of the shares by the selling stockholders. However, if all of the common stock underlying the Warrants being registered are exercised for cash, we will receive a maximum gross proceeds of $7,304,145, of which eight percent (8%) is payable upon conversion of the Warrants as a solicitation commission to Meyers Associates, LP, which acted as our financial advisor for the Private Placement,

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Quotations for our common stock are reported on the OTC Bulletin Board under the symbol “MITD.OB.”

There was no trading reported prior to the May 2, 2007 merger with Medical Infusion Group, Inc. (formerly MIT Holding, Inc.). The last price of our common stock on June 25, 2007 was $2.67 per share. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not reflect actual transactions.

HOLDERS OF RECORD

As of June 15, 2007, we had approximately 125 shareholders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently plan to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. We may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so. Any future determination to pay cash dividends will be at the discretion of our board of directors.

EXECUTIVE COMPENSATION

The following table and discussion sets forth information with respect to all compensation earned by or paid by us to our President and Chief Executive Officer, William Parker, our Chief Financial Officer, John Sabia and our most highly compensated executive officers other than the CEO and CFO, for all services rendered in all capacities to us for each of the last two (2) fiscal years. No disclosure has been named for any executive officer, other than Mr. Parker and Mr. Sabia, whose total annual salary and bonus does not exceed $100,000.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Options Awards ($) (f)	Non-equity incentive plan compensation ($) (g)	Change in pension value and nonqualified deferred compensation earnings ($) (h)	ALL OTHER COMPENSATION ($) (i)	Total ($) (j)
William C. Parker CEO & President	2006 2005	$200,378 129,000	— —	— —	— —	— —	— —	$124,830 52,830	$325,208 181,830
Arlene Wilhelm COO	2006 2005	$127,433 121,035	— —	— —	— —	— —	— —	$26,808 26,808	$154,241 147,843
Brinson Clements VP - Admin.	2006 2005	$111,941 10,625	—	—	—	—	—	600 100	$112,541 10,725
John Sabia Controller (the PFO)	2006 2005	$64,250 -0-	— —	— —	— —	— —	— —	550 —	$64,800 —

Employment Agreements

MIT and Mr. Parker have entered into an employment agreement for a term of five years commencing June 2006. The employment agreement provides for a base salary of $250,000 (exclusive of housing and expense allowances), with bonuses to be determined annually by the Board of Directors.

In May 2005, Arlene Wilhelm, MIT’s Chief Operating Officer, and MIT entered into an employment agreement and stock purchase agreement. Under the agreements, Ms. Wilhelm agreed to sell all of her shares of stock of Infusion and Ambulatory for $1,200,000, with $100,000 payable upon execution and $1,100,000 payable upon the earlier of April 15, 2006 or the closing of MIT’s merger with a public company. Under the employment agreement, Ms. Wilhelm receives a salary of $108,000 per year for five years, with an eight percent annual cost of living adjustment, and an expense account of $18,000 per year. MIT also agreed to issue Ms. Wilhelm shares of common stock following its merger with a public company, which shares would have an aggregate value of $625,000 over the term of her agreement, In April 2006, MIT and Ms. Wilhelm executed an amendment to the agreement which provided for the issuance of 1,050,000 shares of Common Stock of MIT to Ms. Wilhelm and an additional deferred purchase price of $500,000. In December 2006, MIT and Ms. Wilhelm executed an amendment to the agreement which provided that the $500,000 payable on a deferred basis is payable as follows: (i) one hundred thousand dollars ($100,000) on July 1, 2007, (ii) three hundred thousand dollars ($300,000) on January 2, 2008, and (iii) and one hundred thousand dollars ($100,000) on July 1, 2008. On June 7, 2007, MIT and Ms. Wilhelm executed another amendment to her employment agreement which provides that, MIT will issue Ms. Wilhelm 312,500 shares of common stock of the Company on June 7, 2007, and, on May 10, 2010, cash or common stock, at the option of the Company, equal to the amount, if any, by which $625,000 exceeds the sum of (i) the market value of those 312,500 shares issued to Wilhelm on June 7, 2007 which she holds on May 10, 2010, and (ii) the amount of proceeds, if any, Wilhelm received upon the sale of any of the 312,500 shares. Market value of the shares is to be determined at the discretion of the Compensation Committee of the Board of Directors, if any, and should a Compensation Committee not exist, by the Board of Directors, effective as of May 10, 2010.

Director Compensation

On March 19, 2007 the Company’s Board of Directors authorized, to each non-management Director of the Company: (i) the issuance of options to purchase 100,000 shares of common stock of MIT at an exercise price of $0.50 per share, which options vest on May 2, 2008, provided the Director remains a Director of the Company; (ii) the issuance of shares of common stock with a market value of $10,000 per year as of April 1 of each year that the non-management Director remains a Director, provided, that such shares shall vest in the non-management Directors on the one year anniversary of their issuance; and (iii) the payment to each non-management Director a fee of $15,000 cash per year for each year that each such Director serves as a Director, with the fee payable quarterly in arrears commencing June 30, 2007, and a fee of $1,000 for each meeting of the Board of Directors and each meeting of a Committee of the Board of Directors attended by such Director. On May 2, 2007, the Company’s Board of Directors authorized the issuance of options to John Sabia and Brinson Clements to purchase 100,000 shares of common stock of MIT at an exercise price of $0.50 per share, which options vest on May 2, 2008, provided the Director remains a Director of the Company. Each of the foregoing grants to the non-management Directors was made pursuant to the Corporation’s 2006 Stock Incentive Plan.

Equity Incentive Plan

On June 7, 2007 the Board of Directors approved the 2007 Stock Incentive Plan (the "Plan") covering 5,000,000 shares. The shareholders subsequently approved the Plan. The shares underlying the 2007 Plan are restricted. The Plan is identical to MIT’s 2006 Stock Incentive (which was adopted by which was adopted by Medical Infusion Group (the former MIT Holding Inc.) prior to the Merger) in all material respects, other than that the 2006 Stock Incentive Plan covers 7,000,000 shares. All awards under the 2006 Stock Incentive Plan were exchanged for awards under the Plan effective upon the Company’s May 2, 2007 merger with Medical Infusion Group, Inc.

The Plan is intended to benefit the stockholders of the Company by providing a means to attract, retain and reward individuals who can and do contribute to the longer-term financial success of the Company. Further, the recipients of stock-based awards under the Plan should identify their success with that of the company's shareholders and therefore will be encouraged to increase their proprietary interest in the Company. The Compensation Committee administers the Plan.

The Plan provides for the granting of non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights ("SARs"), restricted stock and restricted stock unit awards, performance shares and other cash or share-based awards. In the event of any merger, reorganization, recapitalization, stock split, stock dividend, or other change in corporate structure that affects our common stock, an adjustment may be made to the (a) maximum number of shares available for grants under the plan and/or kind of shares that may be delivered under the plan, (b) the individual award limits under the plan and (c) number, kind and/or price of shares subject to outstanding awards granted under the plan, by the Compensation Committee of the company, to prevent dilution or enlargement of rights. Shares of stock covered by an award under the plan that is cancelled, expired, forfeited or settled in cash will again be available for issuance in connection with future grants of awards under the plan.

Our Compensation Committee has broad authority to administer the plan, including the authority to determine when and to whom awards will be made, determine the type and size of awards, determine the terms and conditions of awards, construe and interpret the plan and award agreements, establish rates and resolutions for the plan's administration, and amend outstanding awards. Generally, the plan is open to directors, employees and consultants who are selected by the Compensation Committee.

Stock Options. Options granted under the plan may be "incentive stock options," as defined in Section 422 of the Code, or "nonqualified stock options" which are stock options that do not qualify as incentive stock options. An incentive stock option must expire within ten years from the date it is granted (five years in the case of options granted to holders of more than 10% of the total combined voting power of all classes of our stock and the stock of our subsidiaries). The exercise price of an incentive stock option, qualified or non-qualified, must be at least equal to 120% of the fair market value on the date such incentive stock option is granted. Subject to such restrictions as the Compensation Committee may impose, the exercise price of options granted under the plan may be paid (i) in cash or its equivalent, (ii) by delivery, or attesting to the ownership, of previously-acquired shares of our common stock, (iii) pursuant to a cashless exercise program, (iv) by such other methods as the compensation committee may permit or (v) by any combination of (i), (ii), (iii) and (iv). As of the date of this prospectus, no non-qualified stock options had been granted under the plan.

SARs. The Compensation Committee may grant a SAR in connection with all or any portion of an option grant as well as independent of any option grant. A SAR entitles the participant to receive the amount by which the fair market value of a specified number of shares on the exercise dates exceeds an exercise price established by the committee. The excess amount will be payable in common stock, in cash, or in a combination of shares and cash.

Restricted Stock. Restricted Stock Units and Performance Shares. These awards may be granted in such amounts and subject to such terms and conditions as determined by the Compensation Committee. Holders of restricted stock may generally exercise full voting rights and may be credited with regular dividends paid with respect to the underlying shares while they are so held; however, stock dividends or other non-cash distributions made with respect to restricted stock awards generally will be subject to the same restrictions as the restricted stock award. Generally, after the last day of the applicable period of restriction, the shares become freely transferable.

Restricted stock units and performance shares are conditional grants of a right to receive a specified number of shares of common stock or an equivalent amount of cash (or a combination of shares and cash) if certain conditions are met. Each restricted stock unit and performance share must have an initial value equal to the fair market value of a share on the date of grant. Restricted stock units may have conditions relating to continued service or employment only or continued employment or service and attainment of performance goals, as determined by the Compensation Committee. Performance shares may be granted based on a performance period of one or more years or other periods, as determined by the Compensation Committee.

The Compensation Committee must determine the performance objectives for grants of performance shares and the range of the number of shares to be paid to an employee if the relevant measure of performance is met within the performance period. Recipients of restricted stock units and performance shares may receive dividend equivalents with respect to their awards.

Other Awards. Subject to the terms of the plan, the Compensation Committee may grant other awards such as deferred share, share or cash awards based on attainment of performance or other goals or shares in lieu of cash under other incentive or bonus programs. Payment under such awards may be made in such manner and at such times as the Compensation Committee may determine.

Except as otherwise provided in a participant's award agreement, upon the occurrence of a change in control of the company, all outstanding stock options and SARs become immediately exercisable, any restriction imposed on restricted stock, restricted stock units, performance shares or other awards will lapse, and any performance shares or other awards with performance-related vesting conditions will be deemed earned at the target level (or if no target level is specified, the maximum level). Unless a participant's award agreement provides otherwise, if a participant's employment or service terminates following a change in control, any of the participant's stock options or SARs that were outstanding on the date of the change in control and that were vested as of the date of termination of employment or service will remain exercisable for a period ending not before the earlier of the first anniversary of the termination of the participant's employment or service or the expiration of the stated term of the award.

The Plan may be amended, suspended or terminated at any time by our board of directors, provided that no amendment that requires shareholder approval in order for the plan to comply with any applicable stock exchange listing standards or securities laws will be effective unless the requisite shareholder approval is obtained, and no amendment or termination may be made without approval of a participant to the extent the amendment or termination materially adversely affects the participant's outstanding awards.

As of June 15, 2007 we have granted 80,000 shares of common stock and options to purchase 600,000 shares of common stock pursuant to the Plan. Each Director other than Mr. Parker holds options to purchase 100,000 shares of Common stock. Each option was priced at the fair market value of the company’s common shares at the date of grant. In April 2007, MIT issued Messrs. Schuster, Duncan and Bagwell 20,000 shares of common stock of MIT as compensation for services rendered and to be rendered in 2007. MIT awarded such 20,000 shares and 100,000 options to Mr. Rubin, subject to such vesting provisions, in May 2007.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted-average exercise price of outstanding options, warrants and right	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	680,000		4,320,000
Equity compensation plans not approved by security holders	0	N/a	0
Total	600,000

Management Bonus Shares subject to Performance Criteria

MIT’s management may receive two annual share bonus awards for fiscal years 2007-2008 aggregating 15 million shares for meeting certain performance criteria. For purposes of calculating the Pre-Tax Profit Target, non-cash expenses shall be excluded. In the event that Pre-Tax Profit Target is not achieved in 2007, however the cumulative Pre-Tax Profits for fiscal years 2007 and 2008 is at least $60,000,000, then all of the bonus shares shall be awarded.

	2007	2008
Bonus Shares	10,000,000	5,000,000
Pre-Tax Profit Target	$25,000,000	$35,000,000

In the event that the Company meets 100% of the Pre-Tax Profit Target for 2007, management shall receive 100% of the Bonus Shares. In the event that the Company meets 75% of the Pre-Tax Profit Target for 2007, management shall receive 75% of the Bonus Shares. Except as provided in the immediately preceding sentence, the bonus shares will not be reduced pro-rata to the extent the Pre-Tax Profit Targets are not achieved.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On May 2, 2007, the Company engaged Drakeford & Drakeford, LLC and the Company’s former independent accountants, Malone & Bailey, P.C. were dismissed as independent accounts of the Company. The change of independent accountants was approved by the Board of Directors of the Company.

The former independent accountant’s reports on the Company’s financial statements for the last two fiscal years did not contain any adverse opinions or disclaimer opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, the accountant’s reports did not include any disclosure of uncertainty regarding the Company’s ability to continue as a going concern. During the Company’s last two fiscal years there were no disagreements between the Company and its former independent accountants on any matters relating to accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of the former independent accountants, would have caused them to make reference to the subject matter of the disagreement in their report
.
DETERMINATION OF OFFERING PRICE

The selling stockholders may sell all or any part of their shares in private transactions or in the over-the-counter market at prices related to the prevailing price of our common stock at the time of negotiation. We can not assure you that any public market for our common stock will equal or exceed the sales prices of the shares of common stock that our stockholders sell. Purchasers of our shares face the risk that their shares will not be worth what they paid for them.

 SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of June 30, 2007, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all the offered shares are sold.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

As of June 15, 2007 there were 43,612,602 shares of common stock of the Company issued and outstanding. This table includes (i) 2,327,779 shares of common stock presently issued and outstanding, (ii) 9,738,860 shares of common stock issuable upon conversion of 4,869.4 shares of our Series A Preferred Stock and 9,738,860 shares of common stock issuable upon exercise of warrants at an exercise price of $0.75 per share.

Selling stockholders	Shares beneficially owned before the offering(1)	Percentage of outstanding shares beneficially owned before the offering	Shares sold in the offering	Percentage of outstanding shares beneficially owned after the offering (2)
Seymour Lippman	400,000	*	400,000	*
Ejner Jensen	100,000	*	100,000	*
Robert Robinson	400,000	*	400,000	*
Walter Bill Walker	200,000	*	200,000	*
Louis Tesoriero	100,000	*	100,000	*
Martin Hodas	400,000	*	400,000	*
Robert Seguso	400,000	*	400,000	*
Greville Vernon	600,000	1.4	600,000	*
Margie Chassman	200,000	*	200,000	*
Dr. Taeho IM	50,000	*	50,000	*
William Woischke	156,000	*	156,000	*
James M. Drummond & Rosemary Drummond	1,400,000	3.1	1,400,000	*
John Marden	50,000	*	50,000	*
William C. Shaffer	50,000	*	50,000	*
Steve Gross	80,000	*	80,000	*
Kurt Baum	80,000	*	80,000	*
Craig Paine	50,000	*	50,000	*
Daniel Mirda	200,000	*	200,000	*
Jerry Camilli	1,000,000	2.2	1,000,000	*
Robert Taft	50,000	*	50,000	*
Daniel Boyle	50,000	*	50,000	*
Jerry Brower & Elaine Brower	80,000	*	80,000	*
Leonard Keller & Eileen Keller	2,000,000	4.4	2,000,000	*
George J. Knauth	50,000	*	50,000	*
Edward Kimmelman	42,000	*	42,000	*
Daniel Osero	100,000	*	100,000	*
Theresa Fedewa-Wells	50,000	*	50,000	*
Jon Vincitore	40,000	*	40,000	*
Gary R. Anderson	50,000	*	50,000	*
Allen Beckman	200,000	*	200,000	*
Chestnut Ridge Partners LP	1,000,000	2.2	1,000,000	*

Steve Cook	40,000	*	40,000	*
Keith Chandler	60,000	*	60,000	*
Vincent Moccio	50,000	*	50,000	*
Douglas L. Engers	80,000	*	80,000	*
Barry Honig	200,000	*	200,000	*
David Saloman	400,000	*	400,000	*
JAD Ventures, LLC	400,000	*	400,000	*
Michael & Betsy Brauser (TEN ENTS)	200,000	*	200,000	*
Hiroko Okabe	40,000	*	40,000	*
Marvin Mermelstein	854,498	1.9	854,498	*
Lore E. Stone as Trustee of Lore E. Stone Trust	615,240	1.4	615,240	*
Beverly R. Pomerantz	184,560		184,560	*
David Harary	307,600		307,600	*
Majorie Group, LLC	1,492,667	3.4	512,667	2.1
Rubin Family Irrevocable Stock Trust	1,492,708	3.4	512,708	2.1
Richard N. Houlding, Trustee of The Richard N. Houlding 1993 Trust	307,600		307,600	*
Michael Stone	2,460,920	5.1	2,460,920	*
Donald Mudd	152,480		152,480	*
Liza Torkan	152,480		152,480	*
Cobble Creek Consulting, Inc.	1,308,106	3.0	328,106	2.1
David Saloman	548,640	1.2	548,640	*
Alpha Capital Anstalt	50,000	*	50,000	*
Shelton J. Lee	50,000	*	50,000	*
William Locantro & Vincent Locantro (JTWRS)	150,000	*	150,000	*
Kenneth Wolkoff MD	80,000	*	80,000	*
Wayne Pensenstadler	40,000	*	40,000	*
Joseph W. & Patricia G. Abrams	200,000	*	200,000	*
Wolkoff Partnership LTD	200,000	*	200,000	*
Victor Squitieri	20,000	*	20,000	*
RCI Plumbing	100,000	*	100,000	*
Jerrold A. Stern JR.	80,000	*	80,000	*
Dr. John Andre	60,000	*	60,000	*
Robert Paget	100,000	*	100,000	*
Martin J. Legge	100,000	*	100,000	*
Meyers Associates, LP (3)	3,540,000	7.7	2,540,000	2.2

(1) The applicable percentage of ownership is based on 43,612,602 shares outstanding as of June 30, 2007. Shares subject to securities exercisable or convertible into shares that are currently exercisable or exercisable within 60 days of June 30, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations.

(2) Assumes that all shares registered for resale pursuant to this offering have been sold.

(3) Issuable upon exercise of the unit purchase option, which grants Meyers Associates, L.P. the right to purchase up to 635 units, each unit consisting of one share of Series A Preferred Stock and one Warrant to purchase 2,000 shares of common stock, at a purchase price of $1,000 per unit.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange privately negotiated transactions;

•	short sales, but, if at all, only after the effectiveness of the registration statement of the shares of common stock offered hereby;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If the selling stockholders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may be, and any broker-dealers or agents that are involved in selling the shares are, deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees incurred in connection with the sale of the common stock offered hereby will be paid by the selling stockholders.

Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of the selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

To comply with the securities laws of some states, the shares will be sold in those jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Exchange Act. Penny stocks are stocks: (a) with a price of less than $5.00 per share; (b) that are not traded on a “recognized” national exchange; (c) whose prices are not quoted on the Nasdaq automated quotation system; (d) Nasdaq stocks that trade below $5.00 per share are deemed a “penny stock” for purposes of Section 15(b)(6) of the Exchange Act; (e) issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them.

Regulation M

We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the selling stockholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling stockholders are distributing shares covered by this prospectus. Regulation M may prohibit the Selling stockholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the selling stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

Upon this registration statement being declared effective, the selling stockholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

LEGAL PROCEEDINGS

From time to time, we are party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. At present, we are not involved in any legal proceedings nor are we party to any pending claims that we believe could reasonably be expected to have a material adverse effect on our business, financial condition, or results of operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

As of June 30, 2007, our executive officers and directors are:

NAME	AGE	POSITION WITH COMPANY
William C. Parker	50	President, CEO, & Chairman of the Board of Directors
John Sabia	54	Secretary, Controller & Director
Brinson Clements	50	Vice-President of Administration, Director
Arlene Wilhelm	51	Chief Operating Officer
Steven W. Schuster	52	Director
Thomas Duncan	53	Director
James F. Bagwell	61	Director
Robert Rubin	66	Director

William C. Parker

Mr. Parker has served as President, Chief Executive Officer and Chairman of the Board of Directors of MIT since its inception in 2006. Mr. Parker has managed MIT since founding the business in 1990. He serves as President, Chief Executive Officer and member of the Board of Directors of MIT’s two operating subsidiaries. Mr. Parker attended Armstrong State University in Savannah, Georgia and graduated from the American Banking Institute, in Savannah.

John A. Sabia

Mr. Sabia has served as Director, Secretary and Chief Financial Officer of MIT since February 2006. Mr. Sabia is responsible for the operations of the billing and accounting departments of MIT, and since February 2006, he has held similar positions in each of MIT’s operating subsidiaries. As an ordained minister, in 2002, he became a corporate officer for The Sanctuary of Savannah, Inc. and assumed the responsibilities as administrator and financial officer of the church until February 2006. He began working with the church in February 1997 as one of the ministers and directors for its homeless mission, Old Savannah City Mission and he served five years as executive director and administrator for the mission. Mr. Sabia has over 22 years of experience in law enforcement in the Police Department of Hialeah, Florida. Mr. Sabia holds his B.A degree from Biscayne College in Miami, Florida and a MS in Public Administration from St. Thomas University in Miami, Florida.

Arlene O. Wilhelm, RN

Ms. Wilhelm has been the Chief Operating Officer of the Company since May 2007. She is a founder of Medical Infusion Group, Inc. and has been its Chief Operating Officer since its formation in 2006. She has served as Vice President of Clinical Services of Infusion for over 15 years, where she is responsible for directing medical operations. Ms. Wilhelm served as a member of the Board of Directors of Infusion from 1991 through 2006. Ms. Wilhelm has over 17 years experience as a Registered Professional Nurse. She attained her RN from Armstrong Atlantic University in Savannah, Georgia, and is a Certified Surgical Technologist, a Certified Surgical Assistant and is certified for use of PICC catheters.

Brinson Clements

Mr. Clements is a director and Vice President of Administration. Mr. Clements joined MIT in November 2005, taking on positions as the Director of Human Resources and Liaison for Web Development, as well as consultant on various projects. Mr. Clements comes to MIT with over 30 years experience in the retail furniture business, where he was President of the furniture chain J.C. Clements Furniture Inc. where he was General Manager, Secretary and Treasurer from 1977 through 2004. Mr. Clements has been the owner and operator of World Furniture, LLC since August 2004 and Clements
Furniture, LLC since October 2004. Mr. Clements holds a BBA in Finance from Armstrong State College, in Savannah, Georgia.

Steven W. Schuster, Esq.

Mr. Schuster became a member of the Board of Directors of MIT in 2006. Mr. Schuster has been engaged in the practice of corporate law for over 25 years and is co-chair of McLaughlin & Stern LLP’s corporate and securities department, where he has worked since 1995. Since 1997, he has served as a member of the Board of Directors of Tower Group, Inc., a publicly traded holding company whose subsidiaries are providers of insurance. Mr. Schuster received his B.A. from Harvard University in 1976 and his J.D. from New York University in 1980.

Thomas J. Duncan

Mr. Duncan became a member of the Board of Directors of MIT in September 2006. Mr. Duncan is employed with Southeast Vending, LLC, where he has been President since 2001, and he is its sole member. He has been President of Southeast Lumber and Construction, Inc. since 2001, and Secretary and Treasurer of both Custom Locators, Inc. and Auto Locators, Inc., since 2000 and 2004, respectively. Mr. Duncan maintains controlling interests in each entity. Since 2005, Mr. Duncan has been a member of the Board of Directors of CNB BanCorp Inc., the holding company for Citizens National Bank, a national commercial bank based in Windsor Virginia. Mr. Duncan graduated from the University of Georgia in 1976 with a BBA in Accounting.

James F. Bagwell

Mr. Bagwell became a member of the Board of Directors of MIT in September 2006. Mr. Bagwell has worked as a contract consultant for ABBA Corporation since July 2006. He was a partner in Global Service Group, Inc. from June 1998 through July 2006. Mr. Bagwell has been a business executive and entrepreneur for over 38 years. He has been involved in the formation of many new companies, and in management and finance in industries including retail, wholesale, manufacturing, real estate, mining, farming, medical, and charitable groups. He is a director of American Bonanza Gold Corporation, which is listed on the Toronto Stock Exchange. Mr. Bagwell holds a B.Sc. degree in Economics and Business Administration from Newberry College.

Robert Rubin

Robert Rubin became a member of the Board of Directors in April 2007. He has served as the Chairman of the Board of Directors of Solar Thin Films, Inc. f/k/a American United Global Inc, since May 1991, and was the Chief Executive Officer from May 1991 to January 1, 1994. Between October 1990 and January 1, 1994, Mr. Rubin served as the Chairman of the Board and Chief Executive Officer of the company and its subsidiaries; from January 1, 1994 to January 19, 1996, he served only as Chairman of the Board of the company and its subsidiaries. From January 19, 1996 to the present, Mr. Rubin served as Chairman of the Board, President and Chief Executive Officer. Mr. Rubin was the founder, President, Chief Executive Officer and a Director of Superior Care, Inc. ("SCI") from its inception in 1976 until May 1986, when the business was sold to Olsten Corporation (NYSE). Mr. Rubin continued as a director of SCI until the latter part of 1987. Mr. Rubin is also a Director of Western Power and Equipment Corp. Mr. Rubin was a director of Med-Emerg, Inc., a publicly held Canadian management company for hospital emergency rooms and outpatient facilities until November 2001. Mr. Rubin was also a director of StyleSite Marketing, Inc., which liquidated its assets for the benefit of secured creditors in January 2000.

Audit Committee and Financial Experts

Our audit committee consists of Mr. Duncan, who is an independent member of our Board of Directors, Mr. Sabia and Mr. Schuster. The functions of our audit committee include things such as: recommending an independent registered public accounting firm to audit the annual financial statements; reviewing the independent registered public accounting firm’s independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls. We do not currently have a written audit committee charter or similar document.

Compensation Committee

Our compensation committee consists of Mr. Bagwell, Mr. Schuster, Mr. Rubin, and Mr. Sabia. The compensation committee reviews and sets the compensation of our executive officers and directors. We do not currently have a written compensation committee charter or similar document.

Code of Ethics

The company has not yet adopted a code of ethics. The company is reviewing a code of ethics as part of its reorganization following the Merger. The code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows the amount of our common stock beneficially owned as of June 30, 2007 by each of our directors and officers, all executive officers and directors as a group, and each person whom we believe beneficially owns more than 5% of our outstanding voting stock. As of June 30, 2007 there were 43,612,602 shares of common stock of the Company issued and outstanding. This figure excludes: (i) 4234.4 shares of our Series A Preferred Stock convertible into 8,468,800 shares of common stock; (ii) warrants to purchase an aggregate 8,468,800 shares of common stock; (iii)  options to purchase 600,000 shares of common stock; and (iv) Meyers Associates, LP’s option to purchase 635 shares of Series A Preferred Stock convertible into an aggregate 1,270,000 shares of common stock and 635 warrants which may be exercised for up to 1,270,000 shares of common stock.

Name	Amount and Nature of Beneficial Ownership of Common Shares	Percent of Class (1)
William C. Parker (1)	27,595,760	63.3
Arlene Wilhelm	1,375,000	3.2
John Sabia (2)	0	*
Brinson Clements	0	*
Steven W. Schuster (2)(3)	520,000	1.2
Thomas Duncan (2)(3)	20,000	*
James F. Bagwell (2)(3)	20,000	*
Robert Rubin (2)(3)(4)	20,000	*
Meyers Associates, LP (5)	3,475,000	7.4
All Executive Officers and Directors as a Group (8 persons)(3)	29,570,760	67.8%

* Less than 1%

(1)	Includes 6,000,000 shares of common stock owned of record by certain advisors.. Mr. Parker has an irrevocable proxy to vote these 6,000,000 shares until April 30, 2009.

(2)	Excludes options to purchase 100,000 shares of common stock of MIT, which options vest on May 2, 2008 provided the director remains a director of the company.

(3)
20,000 shares were issued on March 19, 2007 to each of Messrs. Schuster, Duncan and Bagwell as outside directors of the Company and on May 2, 2007 to Mr. Rubin. The shares vest on the one-year anniversary of their issuance provided the holder remains a director

(4)
Excludes 1,148,668 shares of common stock, warrants to purchase 173,020 shares of common stock and Series A Preferred Stock convertible into 173,020 shares of common stock by the Rubin Family Irrevocable Stock Trust, over which Mr. Rubin disclaims beneficial ownership.

(5)
Includes 935,000 shares of common stock and an option to purchase up to 635 units, each unit consisting of one share of Series A Preferred Stock and one Warrant to purchase 2,000 shares of common stock, at a purchase price of $1,000 per unit. Meyers Associates L.P. disclaims beneficial ownership of 980,000 shares of common stock owned by Bruce Meyers, an affiliate of Meyers Associates L.P.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We believe that all prior related party transactions have been entered into upon terms no less favorable to us than those that could be obtained from unaffiliated third parties. Our reasonable belief of fair value is based upon proximate similar transactions with third parties or attempts to obtain the consideration from third parties. All ongoing and future transactions with such persons, including any loans or compensation to such persons, will be approved by a majority of disinterested members of the Board of Directors.

In July 2006, MIT Holding, Inc. acquired all of the outstanding common stock of Infusion and Ambulatory. As a result of the reorganization, Mr. William C. Parker, President of MIT, received 17,596,760 shares of Common Stock of MIT in exchange for all of his shares of Infusion and Ambulatory. In October 2006, Mr. Parker cancelled 2,500,000 shares of Common Stock of MIT.

In November 2006, Mr. Parker purchased a house in Savannah, Georgia from MIT for $695,000, the price paid by MIT in December 2005. Mr. Parker uses the home as his primary residence. MIT used the proceeds of the purchase price to satisfy all of its obligations under a mortgage in the principal amount of $635,518.

In January 2007, MIT issued 6,000,000 shares of Common Stock to Mr. Parker in consideration for services rendered to MIT, including the 2007 Private Placement and Merger.

In January 2007, MIT issued 500,000 shares of Common Stock to Monument Enterprises LLC, an affiliate of Steven Schuster, a director of MIT. The shares were issued in consideration for advisory services rendered in 2005 and 2006.

DESCRIPTION OF SECURITIES

Common Stock

MIT is authorized to issue 250,000,000 shares of Common Stock, par value $ 0.000001, of which 43,612,602 shares were issued and outstanding at June 15, 2007. All shares have equal voting rights and are not assessable. The holders of Common Stock are entitled to one vote per share. MIT's Certificate of Incorporation does not provide for cumulative voting and, therefore, the holders of more than 50% of the shares could, if they chose to do so, elect all of the directors of the company. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. However, the current policy of the Board of Directors is to retain earnings, if any, for the operation and expansion of MIT. Upon liquidation, dissolution or winding-up of MIT, the holders of Common Stock are entitled to share ratably in all assets of MIT that are legally available for distribution, after payment of, or provision for all liabilities and the liquidation preference of any outstanding Series A Preferred Stock. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of Common Stock are, and the Common Stock reserved for issuance upon conversion of the Series A Preferred Stock and exercise of the Warrants will be, when issued, fully-paid and non-assessable.

Preferred Stock

MIT is authorized to issue 20,000,000 shares of Preferred Stock, of which 5,000 shares have been designated Series A Preferred Stock, par value $ 0.000001. As of the date hereof, there are 4,869.34 shares of preferred stock issued and outstanding. Holders of Series A Preferred Stock will be entitled at any time to convert their shares of Series A Preferred Stock into Common Stock, without any further payment therefore. Each share of Series A Preferred Stock is initially convertible into 2,000 shares of Common Stock, equivalent to a Conversion Price of $.50 per share. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock is subject to adjustment upon the occurrence of certain events, including, among others, a stock split, reverse stock split or combination of MIT's Common Stock; an issuance of Common Stock or other securities of MIT as a dividend or distribution on the Common Stock; a reclassification, exchange or substitution of the Common Stock; or a capital reorganization of MIT. In the event that MIT issues any additional shares of its Common Stock following the Offering, the Conversion rate will be that number of shares of Common Stock equal to $1,000 divided by the price per share at which MIT issues Common Stock in such offering. At our option, following the effectiveness of a registration statement registering the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock and the exercise of the Warrants, if the price of the Common Stock trades above 300% of the Conversion Price per share during any period of 30 consecutive trading days and the average trading volume is at least 50,000 shares per day, for such 30 day period, each share of Series A Preferred Stock can be automatically converted into Common Stock at the Conversion Rate then in effect.

Voting Rights. Holders of Series A Preferred Stock are entitled to vote their shares on an as-converted to Common Stock basis, and shall vote together with the holders of the Common Stock, and not as a separate class. Holders of Series A Preferred Stock shall also have any voting rights to which they are entitled by law.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of MIT, holders of Series A Preferred Stock will be entitled to receive out of assets of MIT available for distribution to its shareholders, before any distribution is made to holders of its Common Stock, liquidating distributions in an amount equal to $1,000 per share. After payment of the full amount of the liquidating distributions to which the holders of the Series A Preferred Stock are entitled, holders of the Series A Preferred Stock will receive liquidating distributions pro rata with holders of Common Stock, based on the number of shares of Common Stock into which the Series A Preferred Stock is convertible at the Conversion Rate then in effect.

Dividends. Holders of Series A Preferred Stock will be entitled to cumulative dividends payable semi-annually equal to 6% of the purchase price or $60 per share, payable in cash or shares of Common Stock, valued at the fair market value of our Common Stock on the dividend declaration date, at the option of MIT.

Warrants

Each Warrant entitles the holder thereof to purchase 2,000 shares of Common Stock at the exercise price of $0.75 per share from the date of issuance until the fifth anniversary from the effective date of the Registration Statement covering the shares. In the event that a Warrant holder exercises a Warrant prior to the effectiveness of this Prospectus, and provided that the Warrant holder exercises the Warrant later than November 2, 2007, then the Warrant may be exercised by cashless exercise based on the market value of the Warrant.

Redemption. The Warrants may be redeemed in whole or in part by MIT, upon 30 days' written notice, at a price of $.01 per share, provided that (i) the average closing bid price of the Common Stock exceeds $1.50 per share for a period of 30 consecutive trading days ending within 15 days prior to the date on which the notice of redemption is given, (ii) the average trading volume is a minimum of 50,000 shares per day during such 30 day period and (iii) a registration statement filed by the MIT registering the Common Stock issuable upon the exercise of the Warrants is then effective.

Adjustments. In the event of any adjustment to the conversion rate of MIT’s Series A Preferred Stock as a result of a subsequent sale of Common Stock as described above, the Warrant exercise price shall be adjusted to 150% of the price paid for the shares of Common Stock (or the equivalent thereof) in such subsequent sale. Additionally, the Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits and other similar events.

Voting. The Warrants do not confer upon holders any voting or any other rights as a stockholder of MIT.

Transfer Agent

Our transfer agent is Continental Stock Transfer and Trust Company, whose offices are at 17 Battery Place
New York, NY 10004.

INTEREST OF NAMED EXPERTS AND COUNSEL

Audit Matters

The audited consolidated financial statements of MIT Holding, Inc. and its subsidiaries included in this prospectus and elsewhere in the registration statement at December 31, 2006, and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for the years ended December 31, 2006 and 2005 have been audited by Drakeford & Drakeford, LLC. The reports of Drakeford & Drakeford, LLC. are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing. The report of Drakeford & Drakeford, LLC. contained elsewhere in this prospectus, contain an explanatory paragraph regarding the company’s ability to continue as a going concern.

Legal Matters

McLaughlin & Stern, LLP has passed upon the validity of the shares offered herein. McLaughlin & Stern, LLP is located at 260 Madison Avenue, 18th Floor, New York, NY 10016.

INDEX TO FINANCIAL STATEMENTS

Page

Financial Statements

Report of Independent Auditorsn

Balance Sheets as of March 31, 2007 (unaudited) and December 31, 2006	F-3

Statements of Operations for the years ended December 31, 2006 and
2005	F-4

Statements of Operations for the three months ended March 31, 2007
(unaudited) and 2006 (unaudited)	F-5

Statements of Changes in Stockholders’ Equity for the three months ended
March 31, 2007 (unaudited) and years ended December 31, 2006
and 2005	F-6

Statements of Cash Flows for the years ended December 31, 2006 and
2005	F-7

Statements of Cash Flows for the three months ended March 31, 2007
(unaudited) and 2006 (unaudited)	F-8

Notes to Financial Statements	F-9 - F-20

DRAKEFORD & DRAKEFORD, LLC
CERTIFIED PUBLIC ACCOUNTANTS
New York, New York

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of
MIT Holding, Inc.

We have audited the consolidated balance sheet of MIT Holding, Inc. as of December 31, 2006, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical Infusion Technologies, Inc., as of December 31, 2006 and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

S/Drakeford & Drakeford, LLC

New York, New York

March 14, 2007

MIT HOLDING, INC.

CONSOLIDATED BALANCE SHEET

	March 31, 2007	December 31, 2006
(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,845	$40,227
Accounts receivable, factored	5,677,269	5,934,258
Inventory	401,332	377,234
Healthcare reserve	1,604,351	292,003

Total current assets	7,685,797	6,643,722

PROPERTY AND EQUIPMENT, net	26,484	28,484

OTHER ASSETS
Non-compete agreement, net	173,334	176,667

Total other assets	173,334	176,667

TOTAL ASSETS	$7,885,615	$6,848,873

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$2,986,059	$2,341,582
Income taxes payable	115,811	52,734
Litigation settlement payable	565,000	610,000
Notes payable-bank-installment loans	34,987	34,987
Notes payable-bank-lime of credit	385,625	385,625
Notes payable-other-bridge loans	1,273,889	1,123,889

Total current liabilities	5,361,371	4,548,817

LONG-TERM LIABILITIES
Notes payable-banks	50,572	52,480

Total long-term liabilities	50,572	52,480

STOCKHOLDERS’ EQUITY
Preferred stock, $0.000001 par value, 20,000,000 shares authorized, no shares issued or outstanding
Common stock, $0.000001 par value, 250,000,000 shares authorized,
32,826,779 shares issued and outstanding at March 31, 2007 and
19,976,779 shares issued and outstanding at December 31, 2006	21,262	19,977
Additional paid-in-capital	804,232	804,232
Retained Earnings	1,648,178	1,423,367

Total stockholders’ equity	2,473,672	2,247,576

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,885,615	$6,848,873

The accompanying notes are an integral part of these statements.

MIT HOLDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended
	December 31, 2006	December 31, 2005
Revenue	$12,980,219	$16,130,920

Cost of medical supplies	8,154,578	11,219,931

Gross profit	4,825,641	4,910,989

Operating Expenses
Salaries and payroll cost	2,636,157	1,816,310
Selling, general and administrative	1,911,761	1,778,108
Litigation settlement expense	0	750,000
Depreciation and amortization	28,755	24,549

Total operating expenses	4,576,673	4,368,967

Net income from operations	248,968	542,022

Other expenses-interest	93,869	20,307

Net income before income tax expense	155,099	521,715

Income tax expense	52,734	177,383

Net income	$102,365	$344,332

Basic and diluted earnings per common share	$.01	$.02

Weighted average shares outstanding, basic and diluted	18,835,770	17,695,760

The accompanying notes are an integral part of these statements

MIT HOLDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	For the three months ended
	March 31, 2007	March 31, 2006
Revenue	$2,803,094	$3,927,041

Cost of medical supplies	1,479,023	2,923,756

Gross profit	1,324,071	1,003,285

Operating Expenses
Salaries and payroll cost	545,631	347,114
Selling, general and administrative	420,186	562,110
Depreciation and amortization	5,333	2,850

Total operating expenses	971,150	912,074

Net income from operations	352,921	91,211

Other expenses-interest	12,299	13,960

Net income before income tax expense	340,622	77,251

Income tax expense	115,811	11,588

Net income	$224,811	$65,663

Basic and diluted earnings per common share	$.01	$.00

Weighted average shares outstanding, basic and diluted	26,401,779	17,695,760

The accompanying notes are an integral part of these statements

MIT HOLDING, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

			Additional		Total
	Common stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Earnings	Equity
Balance at December 31, 2004-Restated	17,695,760	$17,696	($ 212,376)	$976,680	$782,000

Net income for the year ended December 31, 2005				344,322	344,322

Balance at December 31, 2005	17,695,760	17,696	(212,376)	1,321,002	1,126,322

Issuance of common stock for cash	1,731,085	1,731	850,491		852,222

Issuance of common stock for consulting fees	549,934	550	166,117		166,667

Net income for the year ended December 31, 2006				102,365	102,365

Balance at December 31, 2006	19,976,779	$19,977	$804,232	$1,423,367	$2,247,576

Issuance of common stock for notes	350,000	35			35

Issuance of common stock for consulting fees	12,500,000	1,250			1,250

Net income for the three months ended
March 31, 2007				224,811	224,811
Balance at March 31, 2007 (unaudited)	32,826,779	$21,262	$804,232	$1,648,178	$2,473,672

The accompanying notes are an integral part of this statement.

MIT HOLDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended	For the year ended
	December 31, 2006	December 31, 2005
OPERATING ACTIVITIES
Net income	$102,365	$344,332
Adjustments for noncash and nonoperating items:
Disposal of assets	4,192	0
Depreciation and amortization	28,755	24,549
Issuance of common stock for consulting fees	166,667
Changes in operating assets and liabilities:
Receivables	(4,407,555)	(316,989)
Inventory	35,865	(213,405)
Employee advances	8,704	16,500
Healthcare reserve	(283,299)	(386,343)
Accounts payable	1,732,215	380,153
Litigation payable	(140,000)	750,000
Income taxes payable	(124,649)	177,383

Cash provided (used) by operating activities	(2,876,740)	776,180

INVESTING ACTIVITIES
Capital expenditures	0	(41,331)
Non-compete agreement	0	(200,000)

Cash (used) by investing activities	0	(241,331)

FINANCIAL ACTIVITIES
Issuance of common stock for cash	852,222
Proceeds from notes	1,505,510	51,331
Payments on notes payable	(61,155)	(94,158)

Cash provided (used) by financing activities	2,296,577	(42,827)

NET INCREASE (DECREASE) IN CASH	(580,163)	492,022

CASH BALANCE BEGINNING OF PERIOD	620,390	128,368

CASH BALANCE END OF PERIOD	$40,227	$620,390

NON CASH ACTIVITIES:
Interest	$93,869	$20,307
Taxes	$52,734	$177,383

The accompanying notes are an integral part of these statements

MIT HOLDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended March 31, 2007	For the three months ended March 31, 2006
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$224,811	$65,663
Adjustments for noncash and nonoperating items:
Depreciation and amortization	5,333	2,850
Issuance of common stock for consulting fees	1,285	0
Changes in operating assets and liabilities:
Receivables	256,989	(1,273,297)
Inventory	(24,098)	17,399
Employee advances	0	8,704
Healthcare reserve	(1,312,348)	95,093
Accounts payable	644,477	770,810
Litigation payable	(45,000)	0
Income taxes payable	63,077	(165,795)

Cash (used) by operating activities	(185,474)	(478,573)

INVESTING ACTIVITIES	0	0

FINANCIAL ACTIVITIES
Proceeds from notes	150,000	0
Payments on notes payable	(1,908)	(16,365)

Cash provided (used) by financing activities	148,092	(16,365)

NET (DECREASE) IN CASH	(37,382)	(494,938)

CASH BALANCE BEGINNING OF PERIOD	40,227	620,390

CASH BALANCE END OF PERIOD	$2,845	$125,452

NON CASH ACTIVITIES:
Interest	$12,299	$13,960
Taxes	$115,811	$11,588

The accompanying notes are an integral part of these statements

MIT HOLDING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE A -	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	Nature of Operations/ Basis of Presentation

Nature of Operations

Medical Infusion Technologies, Inc. (the “Company”), was incorporated in November 1991 in the state of Georgia. The Company is a provider of intravenous therapies to patients with a wholesale pharmaceutical trading division. On July 6, 2006, an agreement and plan of merger was made between MIT Holding, Inc., a Delaware corporation, Medical Infusion Technologies, Inc., and MIT Acquisition A, Inc. By this agreement, MIT Holding, Inc. became the parent company and Medical Infusion Technologies, Inc. and Ambulatory Care, Inc., the wholly-owned subsidiaries.

See Note J-Subsequent Events, for merger agreement.

Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.	Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value). They consist mainly of pharmaceutical supplies and medical equipment.

3.	Cash Equivalents

Investments having an original maturity of 90 days or less that are readily convertible into cash have been included in, and are a significant portion of, the cash and cash equivalents balances.

4.	Property and Equipment

Property and equipment are stated at cost and are depreciated principally on methods and at rates designed to amortize their costs over their estimated useful lives.

MIT HOLDING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE A -	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

4. Property and Equipment (continued)

The estimated service lives of property and equipment are principally as follows:

Furniture and fixtures	5- 7 years
Computer equipment	3- 7 years
Vehicles	5- 7 years

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized.

5. Factored Accounts Receivable and Factoring Agreement.

Accounts receivable comprise the following at March 31, 2007 and December 31, 2006.

Receivables assigned to factor	$27,479,600	$24,663,642
Advances (from) factor	(20,090,583)	(18,140,252)
Amounts due from factor	7,389,017	6,523,390
Unfactored accounts receivable	1,802,204	0
Allowances for returns and allowances	(3,513,952)	(589,132)

	$5,677,269	$5,934,258

On May 14, 2005, the Company entered into a factoring agreement with Northern Health Care, Inc., (“NHC”) located at 333 Seventh Avenue, New York, New York. The purchase price of the accounts were determined separately for each group of accounts purchased and were equal to the expected net realizable value of such accounts. The purchase price was determined as follows:

(a) Upon the purchase of accounts, NHC shall pay to the Company an amount equal to the lesser of (a) 85% of the purchase price of all the accounts purchased on May 14, 2005, or (b) the amount requested by the Company, less any amounts specified in Section 2.1 (b) below.

MIT HOLDING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE A -	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5. Factored Accounts Receivable and Factoring Agreement. (continued)

(b) all remaining amounts of the purchase price subsequent to the initial installment with respect to all purchased accounts shall be aggregated and paid with respect to all purchased accounts as a group, regardless of the date such accounts were or are purchased, in accordance with the provisions of this paragraph (b) and such payment of all remaining amounts of the purchase price shall be subject to the terms of the agreement and applicable legal requirements. The funds from which the subsequent installments of the purchase price are to be paid shall be limited to the funds in the reserve account from time to time pursuant to the terms of the agreement. NHC shall have no responsibility for payment of any installment of the purchase price subsequent to the initial installment except from funds available in the reserve account pursuant to the terms of the agreement.

Age of receivable on Date of purchase Calculated in days From date of service:	Discount Percent: Receivables purchased On initial closing Date	Discount Percent: Receivables relating To purchased after Initial closing date	Discount Percent: Receivables relating To purchased after Initial closing date
	All receivables	Wholesale	All other receivables
1 to 15 days	5.00%	1.50%	4.00%
16 to 30 days	5.00%	1.85%	4.00%
31 to 45 days	5.00%	2.50%	4.00%
46 to 60 days	5.00%	3.25%	4.00%
Each additional 15 days	An additional 1.00%	An additional .75%	An additional .75%

Total factoring fees for the year ended December 31, 2006 aggregated $ 438,027 and total factoring fees from inception to March 31, 2007 aggregated $ 812,211.

MIT HOLDING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE A -	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5. Factored Accounts Receivable and Factoring Agreement. (continued)

Reserve Account:

NHC established a reserve account that will be owned, maintained, managed and controlled by NHC and the Company shall have no legal or equitable interest therein. NHC will furnish the Company a regular accounting of the reserve account on or about the 15th day of each month, for the preceding month, beginning no later than 90 days following the initial closing date of May 14, 2005.

Health Care Reserve:

Health care reserves are all of the factored receivables returned to the Company that will be owned, maintained, managed and controlled by MIT.

6. Revenue Recognition

Sales and services are recorded when products are delivered to the customers. Provision for discounts, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. In instances where products are configured to customer requirements, revenue is recorded upon the successful completion of the Company’s final test procedures.

7.	Advertising Cost

Advertising cost is expensed as incurred. Advertising expense totaled $ 78,630 for the year ended December 31, 2006 and $16,939 for the year ended December 31, 2005. Advertising expense aggregated $ 36,281 and $ 33,041 for the three months ended March 31, 2007 and 2006, respectively.

MIT HOLDING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (continued)

8. Concentration of Credit Risk and Significant Suppliers

  The Company purchases the majority of its products from six major distributors and other minor distributors. The six major distributors supplied approximately 80 % of the Company’s purchasing needs with the other 20% from the minor distributors. The Company does not have long-term contracts or arrangements with any of these distributors. Loss of certain of these distributors could have a material adverse effect on the Company’s operations.

9. Recent Accounting Pronouncements

New accounting statements issued, and adopted by the Company, include the following:

In February 2007, FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 amends SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 applies to all entities, including not-for-profit organizations. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. This statement is effective as of the beginning of each reporting entity’s first fiscal year that begins after November 15, 2007. The Company has not yet determined the effect of SFAS No. 159 on its financial position, operations or cash flows.

MIT HOLDING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (continued)

10.	Estimates

Preparing the Company’s financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 NOTE B - INCOME TAXES/SUBCHAPTER S STATUS TERMINATED

Prior to January 1, 2005, the Company had operated as a C corporation and the stockholders of the Company elected to be taxed under Subchapter S of the Internal Revenue Code. During such period, federal income taxes were the responsibility of the Company’s stockholders, as were certain state income taxes. During the year 2005, the S corporation election terminated in connection with the Company in the process of going public.

The Company provides for the tax effects of transactions reported in the financial statements. The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any, represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As of December 31, 2006, there were no timing differences to give rise to deferred income taxes. Income taxes currently payable amounted to $52,734 as of December 31, 2006 and estimated taxes resulting for the three months ended March 31, 2007 aggregated $ 115,811.

NOTE C - SHORT-TERM AND LONG-TERM DEBT OBLIGATIONS

The Company’s short-term and long-term debt at December 31, 2006 are as follows:
	Current	Long-term	Total
The Coastal Bank-credit line	$385,625	0	$385,625
The Coastal Bank-installments	34,987	52,480	87,467
Bridge notes	1,123,889	0	1,123,889

Total	$1,544,501	52,480	$1,596,981

MIT HOLDING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE C - SHORT-TERM AND LONG-TERM DEBT OBLIGATIONS (CONTINUED)

The Company’s short-term and long-term debt at March 31, 2007 are as follows:
	Current	Long-term	Total
The Coastal Bank-credit line	$385,625	0	$385,625
The Coastal Bank-installments	34,987	50,572	85,559
Bridge notes	1,273,889	0	1,273,889

Total	$1,694,501	50,572	$1,745,073

The Coastal Bank notes consist of five notes with principal balances of $46,699, $24,024, $16,744, $110,625, and $275,000 at December 31, 2006. All notes are secured by all business assets of the Company with interest rates from 5% to 7%. Notes payable-other, consists of three bridge loans due one year from original funding. The Coastal Bank notes consist of the same five notes with principal balances of $44,791, $24,024, $16,744, $110,625, and $275,000 at March 31, 2007.

NOTE D - COMMITMENTS AND CONTINGENCIES

Leases agreement:

The Company has a lease agreement with Dexter Truax and Joni Truax for the lease of the office space located at 115 B Echols Street, Savannah, Georgia. The term of the lease has been renewed from January 1, 2005 to December 31, 2009. The five year lease has a monthly rental fee of $3,800 with an increase cost of living per annum. . This monthly expense is prorated among the four divisions. The Company’s annual basis totals $45,600 per year thru the year 2009.

Litigation:

The Company is subject from time to time to litigation relating to the activities of the Company and in the marketplace which it serves. As of December 31, 2005, the Company was engaged in litigation relating to a financial consulting agreement. Effective April 17, 2006, an “Agreement of Settlement” was entered into between all parties with the Company agreeing to a consideration of $750,000. The total consideration of $750,000 was expensed in the year 2005. As of December 31, 2006, the Company had a balance due of $610,000 and $565,000 as of March 31, 2007.

MIT HOLDING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE E - RELATED PARTY TRANSACTIONS

On May 10, 2005, the Company bought the outstanding stock of Arlene Wihelm and Dexter Truax in exchange for a non-compete provision. See Note- G for terms and conditions.

In November 2006, Mr. Parker purchased a house in Savannah, Georgia from MIT for $695,000, the price paid by MIT in December 2005. Mr. Parker uses the home as his primary residence. MIT used the proceeds of the purchase price to satisfy all of its obligations under a mortgage in the principal amount of $635,518.

In January 2007, the Company issued 6,000,000 shares of Common Stock to Mr. Parker in consideration for services rendered to MIT, including the private placement of preferred stock and warrants in 2007 and the merger of the Company with Medical Infusion Group, Inc. (formerly MIT Holding, Inc.)

Employment Agreements:

The Company and Mr. Parker have entered into an employment agreement for a term of five years commencing June 2006. The employment agreement provides for a base salary of $250,000 (exclusive of housing and expense allowances), with bonuses to be determined annually by the Board of Directors.

In May 2005, Arlene Wilhelm, MIT’s Chief Operating Officer, and MIT entered into an employment agreement and stock purchase agreement. Under the agreements, Ms. Wilhelm agreed to sell all of her shares of stock of Infusion and Ambulatory for $1,200,000, with $100,000 payable upon execution and $1,100,000 payable upon the earlier of April 15, 2006 or the closing of MIT’s merger with a public company. Under the employment agreement, Ms. Wilhelm receives a salary of $108,000 per year for five years, with an eight percent annual cost of living adjustment, and an expense account of $18,000 per year. MIT also agreed to issue Ms. Wilhelm shares of common stock following its merger with a public company, which shares would have an aggregate value of $625,000 over the term of her agreement, with $125,000 worth of stock to be issued annually based on the average bid price for the sixty days prior to each annual distribution. In April 2006, MIT and Ms. Wilhelm executed an amendment to the agreement which provided for the issuance of 1,050,000 shares of Common Stock of MIT to Ms. Wilhelm and an additional deferred purchase price of $500,000. In December 2006, MIT and Ms. Wilhelm executed a second amendment which provided that the $500,000 payable on a deferred basis is payable as follows: (i) one hundred thousand dollars ($100,000) on July 1, 2007, (ii) three hundred thousand dollars ($300,000) on January 2, 2008, and (iii) and one hundred thousand dollars ($100,000) on July 1, 2008. On June 7, 2007, MIT and Ms. Wilhelm executed another amendment to her employment agreement which provides that, in lieu of the five annual issuances of stock having an aggregate value of $625,000 as described above, the Company will issue Ms. Wilhelm 312,500 shares of common stock of the Company on June 7, 2007, and, on May 10, 2010, cash or common stock, at the option of the Company, equal to the amount, if any, by which $625,000 exceeds the sum of (i) the market value of those 312,500 shares issued to Wilhelm on June 7, 2007 which she holds on May 10, 2010, and (ii) the amount of proceeds, if any, Wilhelm received upon the sale of any of the 312,500 shares. Market value of the shares is to be determined at the discretion of the Compensation Committee of the Board of Directors, if any, and should a Compensation Committee not exist, by the Board of Directors, effective as of May 10, 2010.

MIT HOLDING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE F - PREFERRED STOCK

The company is authorized to issue 20,000,000 shares of Preferred Stock, of which 5,000 shares have been designated Series A Preferred Stock, par value $ 0.000001. As of the date hereof, there are 4869.39 shares of preferred stock issued and outstanding. Holders of Series A Preferred Stock will be entitled at any time to convert their shares of Series A Preferred Stock into Common Stock, without any further payment therefore. Each share of Series A Preferred Stock is initially convertible into 2,000 shares of Common Stock, equivalent to a Conversion Price of $.50 per share. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock is subject to adjustment upon the occurrence of certain events, including, among others, a stock split, reverse stock split or combination of MIT's Common Stock; an issuance of Common Stock or other securities of MIT as a dividend or distribution on the Common Stock; a reclassification, exchange or substitution of the Common Stock; or a capital reorganization of MIT. In the event that MIT issues any additional shares of its Common Stock following the Offering, the Conversion rate will be that number of shares of Common Stock equal to $1,000 divided by the price per share at which MIT issues Common Stock in such offering. At our option, following the effectiveness of a registration statement registering the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock and the exercise of the Warrants, if the price of the Common Stock trades above 300% of the Conversion Price per share during any period of 30 consecutive trading days and the average trading volume is at least 50,000 shares per day, for such 30 day period, each share of Series A Preferred Stock can be automatically converted into Common Stock at the Conversion Rate then in effect.

NOTE G - OPERATING SEGMENTS

The Company has four principal operating segments, which are as follows:

•	Medical Infusion Technologies-“MIT”

•	MIT Wholesale-“Wholesale”

•	Medical Infusion Tech, DME-“DME”

•	MIT Ambulatory Care Center-“Ambulatory Care”

“MIT” is a provider of intravenous therapies to patients at their home, at a designated facility, or at the Company’s office facilities. MIT’s primary product lines are centered upon infusion therapy.

“Wholesale” primarily aims at a network of hard to find pharmaceuticals. It concentrates in sales on rare products in the pharmaceutical industry.

“DME” carries the gamut of durable medical equipment and supplies.

“Ambulatory Care” administers the intravenous therapies to patients.

MIT HOLDING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE G - OPERATING SEGMENTS (continued)

The following tables show the operations of the Company’s reportable segments:

	Medical Infusion		Ambulatory
	and MIT	Wholesale	Care	DME	Eliminations	Combined
2006
Sales	$2,258,400	$8,845,480	$1,373,481	$615,345		$13,092,706
Intersegment sales					(112,487)	(112,487)
Net sales	2,258,400	8,845,480	1,373,481	615,345	(112,487)	12,980,219
Net income (loss)	(1,266,729)	1,077,053	53,455	238,586		102,365

Total assets	3,288,428	2,528,702	745,215	286,528		6,848,873

Interest expense	93,869	0	0	0		93,869
Depreciation	28,755	0	0	0		28,755

2005
Sales	$2,521,727	$11,470,637	$1,755,090	$508,372		$16,255,826
Intersegment sales					(124,906)	(124,906)
Net sales	2,521,727	11,470,637	1,755,090	508,372	(124,906)	16,130,920
Net income	(641,841)	373,973	517,245	94,955		344,332

Total assets	1,888,980	1,027,261	782,770	193,100	(60,000)	3,832,111

Interest expense	20,307	0	0	0		20,307
Depreciation	24,549	0	0	0		24,549

MIT HOLDING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE G - OPERATING SEGMENTS (continued)

For the three months ended March 31, 2007 (Unaudited)

	MIT	Medical		Ambulatory
	Holdings	Infusion	Wholesale	Care	DME	Combined
Net sales	$0	$646,485	$1,232,786	$708,384	$215,439	$2,803,094
Net income (loss)	(705,642)**	139,121	345,053	346,163	100,116	224,811

Total assets	5,827,799**	351,003	990,921	361,090	354,802	7,885,615

Interest expense	12,299	0	0	0	0	12,299
Deprec. & amort.	5,333	0	0	0	0	5,333

** Receivables and/or expenses not directly assigned to other operations of the company.

NOTE H - NON-COMPETE PROVISION (RESTRICTIVE COVENANT)

On May 10, 2005, the Company entered into two non-compete agreements with Arlene Wihelm and Dexter Truax. These agreements were amended as of December 20, 2006. See Note-E- Related Party Transactions-Employment Agreements.

NOTE I - EARNINGS PER SHARE

Basic net earnings per common share is computed by dividing the net earnings by the weighted average number of common shares outstanding during the period. Diluted net earnings per common share is determined using the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. There were not any dilutive shares for the two years ended December 31, 2006 and 2005 nor for the three months ended March 31, 2007 and 2006.

MIT HOLDING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE J - SUBSEQUENT EVENTS

On May 2, 2007, the shareholders of Convention All Holding, Inc. completed a Merger Agreement with MIT, a Delaware corporation.   The merger was accounted for as a reverse merger, with MIT being treated as  the  acquiring  entity  for  financial  reporting purposes.    In connection with this merger, Convention All Holding, Inc. issued 32,886,779  shares  of common stock in connection with the agreement which was recorded as a reverse merger and shown on the Statement of Stockholders Equity  as a net issuance  of 32,886,779  shares to the shareholders of MIT.  Immediately following the merger, the surviving entity had 42,886,779 shares issued and outstanding.

A Private Placement commenced March 19, 2007 and closed May 31, 2007. Through that period, the Company closed on an aggregate 4,234.4 units at $1000.00 per unit, each unit consisting of: (i) one share of Series A Convertible Preferred Stock convertible at the holder’s option into an aggregate of 2,000 shares of common stock, $.0001 par value at a conversion price of $0.50 per share and (ii) warrants to purchase an aggregate of 2,000 shares of Common Stock exercisable for a period of five years from the effective date of the registration statement which the Company has agreed to file with respect to the shares of Common Stock, $.0001 par value, issuable upon exercise of the warrants at a price of $0.75 per share (each a “Unit” and collectively, the “Units”). The Company offered the Units to institutional and accredited investors. The Company raised proceeds in the aggregate amount of $4,234,392 from sale of the Units in the Private Placement, of which $1,214,892.00 consisted of principal and accrued interest which holders of promissory notes issued in a prior private placement converted into Units. Meyers Associates, LP, who acted as financial advisor to the firm during the Private Placement, received, as part of its compensation, a five-year option to purchase up to 635 Units at a price of $1,000 per Unit. The holders of the Series A Preferred Stock and warrants are selling shareholders under this prospectus and, in the event that the registration statement of which this prospectus is a part is not declared effective on or before September 8, 2007, they are entitled to a payment in cash or stock, at our option, in an amount equal to two percent of the purchase price per month until the registration statement is declared effective for a maximum of eight months.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145.

Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) a committee of such directors designated by majority vote of such directors, (c) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (d) the stockholders.

The Articles of Incorporation and Bylaws of the Company do not contain any provisions requiring the company to indemnify its directors, officers, employees or agents and the Company does not have any agreements or arrangements with such individuals relating to indemnification. The Company has not indemnified its directors, officers, employees or agents as of the date of this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Below is a list of estimated expenses of this offering:

Securities and Exchange Commission Registration Fee	$1800
Printing and Engraving Expenses	$10,000
Accounting Fees and Expenses	$30,000
Legal Fees and Expenses	$50,000
Miscellaneous	$5,0000
TOTAL	$97,800

The selling stockholders are will not pay any of the expenses listed above.

RECENT SALES OF UNREGISTERED SECURITIES

The following narrative describes our recent sales of unregistered securities prior to our May 2, 2007 merger with Medical Infusion Group, Inc. (formerly called MIT Holding, Inc.), as well as recent sales of unregistered securities of Convention All Services, Inc. (CAS), our former wholly-owned subsidiary:

On January 31, 2006, CAS offered and sold four hundred fifty-seven thousand six hundred (457,600) shares of common stock in a private placement to accredited investors at a price per share equal to $0.10. CAS stopped accepting subscriptions, and the subscription proceeds were paid out of escrow to CAS on September 26, 2006, October 12, 2006 and November 3, 2006. The total offering price for the shares was $45,760. The private placement was exempt from registration under Section 4(2) of the Securities Act or Rule 506 of Regulation D, promulgated by the SEC. In the offering, no general solicitation was made by CAS or any person acting on CAS's behalf; the securities were sold subject to transfer restrictions, and the certificates for the shares contained an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or an exemption therefrom. There were no underwriting discounts or commissions.

On August 7, 2006, we entered into an exchange agreement with CAS providing for our acquisition of shares of CAS in exchange for our shares. The effective date of the exchange was October 1, 2006.

International Machinery Movers, Inc. (“IMM”) made a total of three (3) loans to the Company in the aggregate amount of $67,210, all of which were evidenced by promissory notes. The first two promissory notes are dated January 1, 2006, and the third promissory note is dated August 29, 2006. On November 6, 2006, IMM converted the loans in the amount of $67,210 into 336,050 shares of convertible preferred stock of the Company, as permitted by the terms of the promissory notes. The conversion ratio was one (1) share for every $0.20 of outstanding principal on the notes. On November 28, 2006, IMM converted its 336,050 shares of non-voting convertible preferred stock into 250,000 shares of common stock of the Company. The issuance of promissory notes to IMM and the conversion of the promissory notes to the Company’s preferred stock and the conversion of the preferred stock to common stock of the Company was exempt from registration under Section 4(2) of the Securities Act. In the offering, no general solicitation was made by the Company or any person acting on the Company’s behalf; IMM is an accredited investor; the securities were sold subject to transfer restrictions, and the certificates for the shares contained an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or an exemption therefrom. There were no underwriting discounts or commissions.

On May 2, 2007, MIT CVAH Acquisition Corp., the Company’s wholly-owned subsidiary, merged with Medical Infusion Group, Inc., formerly known as “MIT Holding, Inc.” Upon the effectiveness of the merger all 457,600 shares of our common stock outstanding were converted into 10,000,000 shares and exchanged for 32,886,779 shares of common stock of Medical Infusion Group, Inc. Holders of securities of Medical Infusion Group, Inc. became entitled to shares of the Company on a one for one basis.

The following table, and the narrative immediately underneath it, describe recent sales of unregistered securities of Medical Infusion Group, Inc., formerly known as “MIT Holding, Inc.”, our wholly-owned subsidiary.

Date	Title	Amount of Securities	Principal Underwriters	Amount of Consideration	Underwriting Discounts and Commissions	Exemption Relied Upon
6/2/2006	Common Stock	500,000	None	500	None	4(2)
6/2/2006	Common Stock	1,050,000	None	Shares of common stock in MIT Ambulatory Care Center, Inc. and Medical Infusion Technologies, Inc.	None	4(2)
6/2/2006	Common Stock	1,050,000	None	Shares of common stock in MIT Ambulatory Care Center, Inc. and Medical Infusion Technologies, Inc.	None	4(2)
6/2/2006	Common Stock	500,000	None	Services rendered by Steven Schuster as advisory to the Company	None	4(2)
7/21/2006	Common Stock	590,760	None	Shares in MIT Ambulatory Care Center, Inc.	None	4(2)
7/21/2006	Common Stock	17,005,000	None	Shares in Medical Infusion Technologies, Inc.	None	4(2)
7/21/2006	Common Stock	216,600	None	Shares in Medical Infusion Technologies, Inc.	None	4(2)

7/21/2006	Common Stock	86,640	None	Shares in Medical Infusion Technologies, Inc.	None	4(2)
9/15/2006	Short Term Debt	N/A-Debt	None	$ 125,000	None	4(2)
9/15/2006	Short Term Debt	N/A - Debt	None	$ 125,000	None	4(2)
					1/15/2007	Common
	Stock	6,000,000	None	Services Rendered by William C. Parker as Director	None	4(2)
1/15/2007	Common Stock	500,000	None	Services Rendered by Steven Schuster as advisor to the Company	None	4(2)
5/2/2007	Common Stock	6,000,000	None	Services Rendered by financial advisors	None	4(2)
4/1/2007	Common Stock	80,000	None	20,000 shares to each of the Company’s outside directors for Services rendered	None	4(2)
4/1/2007	Options	600,000	None	100,000 options to each director other than William Parker, for services rendered	None	4(2)

 On December 15, 2006 and February 1, 2007 the Company sold 11.39 units at $100,000 per unit to 13 accredited investors, each unit consisting of a promissory note in the amount of $100,000 and 200,000 shares of Common Stock. The consideration for these promissory notes and the shares of Common Stock issued in connection therewith consisted of $1,000,000 in cash and $138,889 from the conversion of a previously issued promissory note. MIT has used the proceeds of this financing for working capital.

On April 5, 2007, April 13, 2007, May 2, 2007 and May 31, 2007 MIT sold an aggregate 4,234.4 units at $1000.00 per unit, each unit consisting of: (i) one share of Series A Convertible Preferred Stock convertible at the holder’s option into an aggregate of 2,000 shares of common stock, $.0001 par value at a conversion price of $0.50 per share and (ii) warrants to purchase an aggregate of 2,000 shares of Common Stock at a price of $0.75 per share. MIT sold the units to 62 institutional and accredited investors. MIT raised proceeds in the aggregate amount of $4,234,392 from sale of these units, of which $1,214,892.00 consisted of principal and accrued interest from promissory notes previously issued by the Company which 12 holders of such notes converted into units. Meyers Associates, LP, who acted as financial advisor to the Company during the offering described in this paragraph received, as part of its compensation, a five-year option to purchase up to 635 units. The Company received $10 in consideration for this unit purchase option.

We believe that all of the above transactions were transactions not involving any public offering within the meaning of Section 4(2) of the Securities Act since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his/her/its own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Securities Act; (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement needed to be in effect prior to such issuances. Furthermore, no public solicitation or general advertising was used in connection with any of above transactions.

EXHIBITS

Exhibits:
2.1(1)	Agreement and Plan of Merger, dated as of May 2, 2007, by and among MIT Holding, Inc. and Convention All Holdings, Inc.

3.1	Certificate of Incorporation, as amended

3.2(1)	Bylaws

4.1(1)	Certificate of Designations, Rights and Preferences of Series A Preferred Stock of MIT Holding Inc.

4.2(1)	Form of warrant of MIT Holding Inc. issued in the Private Placement

4.3(1)	Registration Rights Agreement issued to investors in the Private Placement

4.4(1)	Registration Rights Agreement issued to investors in November 2006 Bridge Loan

4.5(1)	Promissory Note issued to Northern Healthcare Capital

5.1(2)	Opinion of McLaughlin & Stern

10.1(1)	Credit and Security Agreement between MIT and Northern Healthcare Capital, dated April 2007

10.2(1)	Unit Purchase Option dated May 2, 2007

10.3(1)	Employment Agreement of William C. Parker dated as of June 30, 2006

10.4	Employment Agreement of Arlene Wilhelm, dated December 2006, as amended.

10.5(1)	Employment Agreement of Dexter Truax, dated December 2006, as amended

10.6(1)	Real Property Lease: 115B Echols St, Savannah

10.7(1)	Real Property Lease & Guaranty: 37 W. Fairmont Ave., Suite 202, Savannah

10.8(1)	Real Property Lease & Guaranty: 37 W. Fairmont Ave., Suite 204, Savannah

10.9(1)	Real Property Lease & Guaranty: 393 EH Court, Brunswick

10.10(1)	MIT's 2006 Stock Incentive Plan

10.11	2007 Stock Incentive Plan

21.1(1)	List of subsidiaries of MIT

23.1(3)	Consent of McLaughlin & Stern, LLP

23.2	Consent of Drakeford & Drakeford, LLC

(1)	This Exhibit is filed as an Exhibit to the Form 8-K filed by the Company with the Securities Exchange Commission on May 8, 2007, and incorporated herein by reference.

(2)	This Exhibit will be provided by amendment to this registration statement.

(3)	This Exhibit is incorporated by reference to Exhibit 5.1

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act:

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communication, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter)

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b)(4)(§230.424(b)(4) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act with respect to the shares being offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to the company and the shares to which this prospectus relates. Copies of the registration statement and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. Information on the operations of Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants such as us that are filed electronically with the Commission at the following Internet address: (http://www.sec.gov).

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Savannah, State of Georgia, June 30, 2007.

MIT HOLDING, INC.

By:	/s/
William C. Parker
Chief Executive Officer & President

Dated: June 30, 2007

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Name	Title	Date

/s/ William C. Parker	William C. Parker	Chief Executive Officer, President and Director	June 30, 2007
/s/ John A. Sabia	John A. Sabia	Controller (the principal financial officer)/Director	June 30 2007

/s/ Brinson Clements	Brinson Clements	VP of Administration/Director	June 30, 2007
/s/ Steven W. Schuster	Steven W. Schuster	Director	June 30, 2007

/s/ Thomas Duncan	Thomas Duncan	Director	June ____ 2007

/s/ James F. Bagwell	James F. Bagwell	Director	June 30, 2007

/s/ Robert Rubin	Robert Rubin	Director	June 30, 2007